UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required In Proxy Statement

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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ARTHUR J. GALLAGHER & CO.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Arthur J. Gallagher & Co.
PROXY STATEMENT
Annual Meeting of Stockholders
June 1, 2015 3:00 PM BST

Page

Proxy Statement	1

Questions and Answers about the Proxy Materials and Annual Meeting	1

Compensation Committee Report	4

Compensation Discussion and Analysis	4

Executive Summary	4

Compensation Decision-Making Process	7

Comparative Market Assessment	8

2014 Decisions – By Compensation Element	9

Tax Considerations	15

Executive Compensation Tables	16

Potential Payments Upon Termination or Change in Control	22

Board of Directors	25

Corporate Governance	27

Director Compensation	30

Certain Relationships and Related Party Transactions	31

Security Ownership by Certain Beneficial Owners and Management	32

Equity Compensation Plan Information	33

Audit Committee Report	35

Proposals Requiring a Stockholder Vote	36

Item 1: Election of Directors	36

Item 2: Ratification of Appointment of Independent Auditor	36

Item 3: Approval of the Arthur J. Gallagher & Co. Employee Stock Purchase Plan	37

Item 4: Approval of the Arthur J. Gallagher & Co. Senior Management Incentive Plan Including Approval of the Material Terms of the Performance Measures	39

Item 5: Advisory Vote on the Compensation of our Named Executive Officers	41

EXHIBIT A: Arthur J. Gallagher & Co. Employee Stock Purchase Plan	A-1

EXHIBIT B: Arthur J. Gallagher & Co. Senior Management Incentive Plan	B-1

EXHIBIT C: Reconciliation of Non-GAAP Measures	C-1

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141

April 16, 2015

Dear Stockholder:

Our Annual Meeting will be held on Monday, June 1, 2015, at 3:00 PM BST, at the London offices of Arthur J. Gallagher & Co., The Walbrook Building, 25 Walbrook Place, London, EC4N 8AW, England.

The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business requiring stockholder action at the meeting. Following the meeting, I will present information on our business and our directors and officers will be available to answer your questions.

Whether or not you plan to attend, please vote your shares by completing a proxy card or by using the toll-free telephone number or Internet voting options described on the proxy card. I also encourage beneficial owners to follow the instructions provided by your broker regarding how to vote. Record holders, and beneficial owners holding a legal proxy from their broker, may revoke previously submitted proxies and vote in person at the meeting.

Cordially,

J. PATRICK GALLAGHER, JR.

Chairman of the Board

Arthur J. Gallagher & Co.

Notice of Annual Meeting of Stockholders

To the Stockholders of

ARTHUR J. GALLAGHER & CO.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arthur J. Gallagher & Co. will be held on Monday, June 1, 2015, at 3:00 PM BST, at the London offices of Arthur J. Gallagher & Co., The Walbrook Building, 25 Walbrook Place, London, EC4N 8AW, England for the purposes outlined below:

Date:	June 1, 2015

Time:	3:00 PM BST

Place:	Arthur J. Gallagher & Co.

The Walbrook Building

25 Walbrook Place

London, EC4N 8AW, England

Record date:	Stockholders of record at the close of business on April 8, 2015 are entitled to notice of and to vote at the Annual Meeting.

Items of business:	•	To elect each of the nine nominees named in the accompanying Proxy Statement as directors to hold office until our 2016 Annual Meeting.

•	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

•	To conduct a vote to approve the Arthur J. Gallagher & Co. Employee Stock Purchase Plan.

•	To conduct a vote to approve the Arthur J. Gallagher & Co. Senior Management Incentive Plan.

•	To conduct an advisory vote to approve the compensation of our named executive officers.

•	To transact such other business that properly comes before the meeting.

We are making this notice of annual meeting and proxy statement available on the Internet and mailing copies of these materials to certain stockholders on or about April 16, 2015. Stockholders of record at the close of business on April 8, 2015 are entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

WALTER D. BAY

SECRETARY

DATED: April 16, 2015

ARTHUR J. GALLAGHER & CO.

The Gallagher Centre

Two Pierce Place

Itasca, Illinois 60143-3141

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why are these proxy materials being provided to stockholders?

We are soliciting proxies to be voted at our 2015 Annual Meeting of Stockholders, and at any adjournment or postponement of the Annual Meeting. In connection with this solicitation of proxies, we have made the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail. We refer to these materials collectively as our proxy materials. Basic information regarding the Annual Meeting is set forth below:

Purpose:	Annual Meeting of Stockholders
Date and Time:	June 1, 2015, 3:00 PM BST
Place:	The Walbrook Building, 25 Walbrook Place, London, EC4N 8AW, England
Record Date:	April 8, 2015
Mailing Date:	The Notice of Internet Availability of Proxy Materials (Internet Availability Notice) was first mailed to stockholders of record, and these proxy materials were first made available to stockholders on the Internet, on or about April 16, 2015.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the proposals outlined in this proxy statement, including the election of directors, ratification of our independent registered public accounting firm, approval of our Employee Stock Purchase Plan and Senior Management Incentive Plan, and approval of the advisory “say-on-pay” resolution. In addition, there will be a presentation by our Chairman and CEO and an opportunity for you to ask questions of the Board of Directors and our senior management team.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	FOR each of the director nominees named in this proxy statement (Item 1 on the proxy card);

•	FOR ratification of the appointment of Ernst & Young LLP as our independent auditor for 2015 (Item 2 on the proxy card);

•	FOR approval of the Employee Stock Purchase Plan (Item 3 on the proxy card);

•	FOR approval of the Senior Management Incentive Plan (Item 4 on the proxy card); and

•	FOR the advisory “say-on-pay” resolution approving the compensation of our named executive officers (Item 5 on the proxy card).

How many votes are needed to approve the matters presented at the Annual Meeting?

•	Directors. To be elected, director nominees must receive the affirmative vote of a majority of the votes cast at the Annual Meeting for the election of directors (meaning the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Broker non-votes and abstentions have no effect on the election of directors. Broker non-votes generally occur when shares held by a broker for a beneficial owner are not voted with respect to non-discretionary items because the broker has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares.

•	Ratification of Auditors. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of the shares of common stock having voting power represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal. Brokers who do not receive voting instructions from beneficial owners may vote in favor of ratification of our auditors on a discretionary basis.

•	Employee Stock Purchase Plan and Senior Management Incentive Plan. Approval of these plans requires the affirmative vote of the majority of the shares of common stock having voting power represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal. Broker non-votes have no effect.

•	Advisory Say-on-Pay Vote. Approval of the advisory say-on-pay resolution requires the affirmative vote of the majority of the shares of common stock having voting power represented in person or by proxy. Abstentions have the same effect as votes cast against the proposal. Broker non-votes have no effect.

Will any matters other than those identified in this proxy statement be decided at the Annual Meeting?

As of the date of this proxy statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the Board may nominate.

Who can vote, and how do I vote?

Only holders of our common stock at the close of business on the record date of April 8, 2015 are entitled to notice of and to vote at the Annual Meeting. We have no other outstanding securities entitled to vote, and there are no cumulative voting rights for the election of directors. At the close of business on the record date, we had 166,749,556 shares of common stock outstanding and entitled to vote. Each holder of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. “Record holders” may vote (1) by completing and returning a proxy card, (2) on the Internet, or (3) using a toll-free telephone number. Please see the proxy card for specific instructions on how to vote using one of these methods. The telephone and Internet voting facilities for record holders will close at 11:59 p.m. Eastern Daylight Time on May 31, 2015. “Beneficial owners” will receive instructions from their broker or other intermediary describing the procedures and options for voting. Please see the next question and its corresponding answer if you are unsure whether you are a record holder or beneficial owner. Both record holders and beneficial owners may attend the Annual Meeting to vote their shares, but beneficial owners must obtain a “legal proxy” from their brokers or other intermediaries in order to vote at the Annual Meeting.

What is the difference between a “record holder” and a “beneficial owner”?

If your shares are registered directly in your name, you are considered the “record holder” of those shares. If, on the other hand, your shares are held in a brokerage account or by a bank or other intermediary, you are considered the “beneficial owner” of shares held in street name, and an Internet Availability Notice was forwarded to you automatically from your broker or other intermediary. As a beneficial owner, you have the right to instruct your broker or other intermediary to vote your shares in accordance with your wishes. You are also invited to attend the Annual Meeting. Because a beneficial owner is not the record holder, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from your broker or other intermediary. Your broker or other intermediary has provided you with an explanation of how to instruct it regarding the voting of your shares. If you do not provide your broker or other intermediary with voting instructions, your broker or other intermediary will not be allowed to vote your shares at the Annual Meeting for any matter other than ratification of the appointment of our independent auditor.

What should I do if I receive more than one Internet Availability Notice or proxy card?

If you own some shares of common stock directly as a record holder and other shares indirectly as a beneficial owner, or if you own shares of common stock through more than one broker or other intermediary, you may receive multiple Internet Availability Notices or, if you request proxy materials to be delivered to you by mail, you may receive multiple proxy cards. It is necessary for you to vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the Internet Availability Notices you receive in order to vote all of the shares you own. If you request proxy materials to be delivered to you by mail, each proxy card you receive will come with its own prepaid return envelope. If you vote by mail, please make sure you return each proxy card in the return envelope that accompanied the proxy card.

May I change my vote after I return my proxy?

Yes. Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by delivering to our Secretary, at The Gallagher Centre, Two Pierce Place, Itasca, Illinois, 60143-3141, a written notice of revocation or a duly executed proxy bearing a later date, by otherwise casting a later dated proxy via the Internet or telephone, or by voting in person at the Annual Meeting. Beneficial owners must have a “legal proxy” from their broker to vote in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Who will pay the costs of soliciting these proxies?

We will pay the costs of soliciting proxies to be voted at the Annual Meeting. After the Internet Availability Notices are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will also reimburse brokers and other intermediaries for their expenses in sending Internet Availability Notices to beneficial owners.

What is “householding”?

We have adopted a procedure approved by the Securities and Exchange Commission (SEC) called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one Internet Availability Notice, or one set of proxy materials if they elect to receive hard copies, unless contrary instructions are received from one or more of the stockholders. Each stockholder will continue to receive a separate proxy card. We have undertaken householding to reduce printing costs and postage fees. Householding does not in any way affect dividend check mailings. Record holders who wish to begin or discontinue householding may contact Broadridge Investor Communication Solutions, Inc. (Broadridge) by calling 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary.

What is the deadline for submitting a proposal regarding a director nomination or other item of business to be included in the 2016 proxy statement?

The deadline for submitting a proposal to be included in our proxy statement and proxy card for the 2016 Annual Meeting is December 18, 2015. Such proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act), regarding stockholder proposals to be included in company-sponsored proxy materials.

How do I submit a proposal regarding a director nomination or other item of business to be presented directly at the 2016 Annual Meeting?

Under our bylaws, notice of any matter that is not submitted to be included in our proxy statement and proxy card for the 2016 Annual Meeting, but that a stockholder instead wishes to present directly at the Annual Meeting, including director nominations and other items of business, must be delivered to our Secretary, at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141, not later than the close of business on March 3, 2016 and not earlier than the close of business on February 2, 2016. We will not entertain any nominations or other items of business at the Annual Meeting that do not meet the requirements in our bylaws. If we do not receive notice of a matter by March 3, 2016, SEC rules permit the people named as proxy holders on the proxy card to vote proxies in their discretion when and if the matter is raised at the Annual Meeting. Any stockholder proposal relating to a director nomination should set forth all information relating to such person required to be disclosed in solicitations of proxies for contested director elections under Regulation 14A of the Exchange Act, including, among other things, the particular experience, qualifications, attributes or skills of the nominee that, in light of our business and structure, led to the stockholder’s conclusion that the nominee should serve on the Board. The proposal should also include the director nominee’s written consent to be named in our proxy statement as a nominee and to serve as a director if elected. Stockholders are also advised to review our bylaws, which contain additional requirements regarding the information to be included in the advance notices of stockholder proposals and director nominations.

How do I submit a proposed director nominee to the Board for consideration?

Any stockholder who wishes to propose director nominees for consideration by the Board’s Nominating/Governance Committee, but does not wish to present such proposal at an annual meeting, may do so at any time by directing a description of each nominee’s name and qualifications for Board membership to the Chair of the Nominating/Governance Committee, c/o our Secretary at Arthur J. Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. The recommendation should contain all of the information regarding the nominee described in the question and answer above and in our bylaws relating to director nominations brought before the Annual Meeting. The Nominating/Governance Committee evaluates nominee proposals submitted by stockholders in the same manner in which it evaluates other nominees.

Where can I find the voting results of the Annual Meeting?

An automated system administered by Broadridge will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees our compensation program for named executive officers on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth below.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and 2015 proxy statement, which we file with the SEC.

COMPENSATION COMMITTEE

Elbert O. Hand (Chair)

Sherry S. Barrat

David S. Johnson

Kay W. McCurdy

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis discusses compensation awarded to, earned by, or paid to the following named executive officers (whom we sometimes refer to as NEOs):

•	J. Patrick Gallagher, Jr. – Chairman, President and Chief Executive Officer

•	Douglas K. Howell – Chief Financial Officer

•	James S. Gault – President, Retail Property/Casualty Brokerage

•	James W. Durkin, Jr. – President, Employee Benefit Consulting and Brokerage

•	Thomas J. Gallagher – Chairman, International Brokerage

In this and other sections of the proxy statement, “Mr. Gallagher” will generally refer to our CEO. Where required for clarity, “Mr. Pat Gallagher” will refer to our CEO and “Mr. Tom Gallagher” will refer to Thomas J. Gallagher. This discussion and analysis contains statements regarding our performance measures, targets, goals and thresholds, which we disclose in the limited context of our named executive officer compensation program. These disclosures should not be interpreted as statements of management’s expectations, estimates of results or other guidance.

Executive Summary

We believe that our compensation program for named executive officers is balanced and reasonable and helps us retain and motivate highly talented business leaders through a range of economic cycles. We reward sustained performance by emphasizing a balance of short and long-term compensation vehicles. We provide more than two-thirds of the value of named executive officers’ total direct compensation opportunity through variable compensation. We tie annual cash incentives to company and/or business unit financial performance metrics, as well as achievement of individual performance goals. We align the financial interests of our named executive officers and our stockholders through: (i) performance share units, stock options, and, to a lesser extent, restricted stock units, with long vesting periods, (ii) significant stock ownership requirements, and (iii) our “Age 62 Plan,” which we believe encourages retention and alignment with stockholder interests by requiring our named executive officers to remain employed with us through at least age 62 in order to vest in their awards under the plan.

2014 Performance Review

We had strong financial performance in 2014, achieving year-over-year revenue1 growth of 29.9% (to $3.58 billion) and EBITAC2 growth of 30.4%, (to $688.3 million). Our acquisition program, a key aspect of our strategy, experienced excellent results. In 2014, we completed 60 acquisitions, including three of the largest in our history, with total annualized revenues of approximately $761 million. The largest of these was the Crombie/OAMPS acquisition, which significantly expanded our presence in Australia and New Zealand. Our existing operations also performed well. We achieved organic revenue growth2 of 5.5% in our combined brokerage and risk management segments and maintained our focus on improving quality and efficiency.

1 Revenue is GAAP revenue for our combined brokerage and risk management segments (excludes revenue for our corporate segment). The Compensation Committee uses this measure in the context of determining incentive compensation awards because it provides a meaningful representation of our core operating performance.

2 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit C to this proxy statement.

Our performance in 2014 carried forward our strong results in prior years. Over the past three years, we increased revenue and EBITAC by compound annual growth rates of 19.3% and 24.8%, respectively. These results have been reflected in our total shareholder return (including dividends), which grew at an effective annualized rate of 15.9% over the same three-year period.

CEO Compensation

During the first quarter of 2014, the Compensation Committee increased Mr. Gallagher’s target annual cash incentive award opportunity from 135% to 150% of base salary. The Compensation Committee concluded this increase was appropriate based on our strong performance during the past three years, Mr. Gallagher’s achievement of individual performance goals during the same period, and the Committee’s determination that Mr. Gallagher’s total direct compensation opportunity was below that of similarly situated CEOs in our comparison groups (see Annual Cash Incentive Compensation on page 10 for a discussion regarding the Compensation Committee’s decision). The Compensation Committee favored increasing Mr. Gallagher’s performance-based compensation opportunity, rather than base salary, for further alignment with stockholder interests. Based on our financial performance summarized above and Mr. Gallagher’s achievement of individual goals, in the first quarter of 2015, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $2,250,000 (150% of his target award opportunity).

In 2014, the Compensation Committee also changed Mr. Gallagher’s mix of long-term incentive awards to further align his interests with those of stockholders. Instead of a combination of restricted stock units, stock options and awards under our performance unit program, which pay out in cash, the Compensation Committee granted Mr. Gallagher a long-term incentive award equally weighted between performance share units, which pay out in shares, and stock options. See page 14 for more information.

Mr. Gallagher’s total compensation of $5.6 million for 2014, as disclosed in the Summary Compensation Table, represents a year-over-year increase of 21.8%. Over the past three years, when our total shareholder return averaged 15.9% annually, Mr. Gallagher’s pay grew by a compound annual growth rate of 12.2%. We believe this represents strong pay-for-performance alignment.

2014 Say-on-Pay Vote

In 2014, our annual “say on pay” vote resulted in 97% approval of our compensation program for named executive officers. The Compensation Committee evaluated the results of this vote as part of its overall assessment of our compensation program for named executive officers, noting the strong support expressed by our stockholders.

As a result of its continual evaluation of executive compensation best practices, the Compensation Committee determined that further emphasizing performance-based equity and stock options over restricted stock units for named executive officers would better align their interests with our performance and the interests of our stockholders. See the description of Mr. Gallagher’s mix of long-term incentive award opportunities above, under “CEO Compensation.” The Compensation Committee did not make any other material changes to our compensation program for named executive officers in 2014.

Stockholder Outreach

In 2014, we reached out to our largest stockholders to provide an update regarding corporate governance and executive compensation matters and to make ourselves available to discuss any issues of concern to our stockholders. Our Board of Directors values the views of our stockholders and takes them into account when making determinations regarding corporate governance and executive compensation matters.

Employee Stock Purchase Plan and Senior Management Incentive Plan

We are submitting an Employee Stock Purchase Plan (ESPP) and a Senior Management Incentive Plan (SMIP) to our stockholders for approval at this year’s Annual Meeting. The share authorization request for the ESPP is 8,000,000 shares of our common stock, representing fewer than 5% of our total outstanding shares. The terms of the ESPP and SMIP are substantially similar to those of the prior versions of the plans. For details, please see “Item 3: Approval of the Arthur J. Gallagher & Co. Employee Stock Purchase Plan” beginning on page 37, and “Item 4: Approval of the Arthur J. Gallagher & Co. Senior Management Incentive Plan” beginning on page 39.

Key Pay and Governance Practices

The Compensation Committee continually evaluates best practices in executive compensation and governance and considers modifications to our executive compensation program that support our business strategies, provide an appropriate balance of risk and reward for our named executive officers, and align their compensation with long-term stockholder interests. Key pay and governance practices include the following:

Annual cash incentives

•	Target. Our annual cash incentive program targets awards at 150% of base salary for our CEO and 100% of base salary for our other named executive officers. See pages 10-13 for a discussion of performance measures and hurdle rates.

•	Cap. Even for extraordinary performance, we cap the annual cash incentive opportunity at 150% of target awards.

•	No payout without minimum level of performance. Our annual cash incentive plan does not provide guaranteed bonuses and pays out only if we meet minimum performance thresholds.

Restricted Stock Units and Stock Options

•	Minimum vesting periods. Our equity plans mandate (subject to certain very limited exceptions) a minimum vesting period of three years for all awards.

•	No liberal share recycling. Our equity plans prohibit liberal share recycling.

•	Re-pricing and cash buyouts prohibited. Our equity plans prohibit re-pricing and cash buyouts of stock options and SARs.

Performance Share Units (PSUs) and Performance Unit Program (PUP)

•	PSUs and PUP awards aligned with stockholder interests. Performance Share Units (PSUs) and Performance Unit Program (PUP) awards are earned based on our financial performance during the year of grant. PSUs are paid out in stock, and cash payouts for PUP awards are based on our stock price, after the third year.

•	No payout without minimum level of performance. No portion of a PSU or PUP award is earned if the company fails to meet a minimum performance threshold. See page 14.

•	Cap. Final cash payouts for PUP awards are capped at 150% of target awards (see page 14 for a description of the 50%-150% collar).

Executive pay and governance best practices

•	Prohibition on hedging. Executive officers and directors are prohibited from engaging in any hedging transaction involving our common stock.

•	Restrictions on pledging. Executive officers and directors are required to obtain approval prior to pledging our common stock. In addition, our common stock pledged as collateral for a loan will not be considered in determining whether executive officers and directors have met their stock ownership guidelines.

•	Clawback policy. We have an incentive compensation recovery policy under which our named executive officers can be required to pay back incentive awards erroneously awarded on the basis of restated financial statements, if they participated in fraud or misconduct leading to the restatement. See our Governance Guidelines, found at www.ajg.com/ir, under the heading “Corporate Governance.”[4]

•	Stock ownership guidelines. We expect our named executive officers who have served in their roles for at least five years to own an amount of our common stock with a value equal to a multiple of base salary (six times for our CEO, four times for our CFO and three times for the other named executive officers). Directors with at least five years of service are expected to own stock with a value equal to five times the cash portion of their annual retainer. All directors with at least one year of service currently own shares of our common stock, and all of our named executive officers and directors with at least five years of service are in compliance with their stock ownership guidelines. For both executive officers and directors, pledged shares are not considered when determining compliance with the guidelines.

•	Change-in-control agreements. Our change-in-control agreements contain a “double trigger.” See page 22. In addition, we have a policy that we will not enter into new change-in-control agreements containing excise tax gross-ups, or amend existing change-in-control agreements without removing such provisions.

•	Minimal perquisites. Our named executive officers receive only minimal perquisites and do not receive any related tax gross-ups. See page 15.

4 Information on our website is not part of this proxy statement.

•	No employment agreements with NEOs. We do not have an employment agreement with Mr. Gallagher or any of our other named executive officers.

Compensation Philosophy

The following provides an overview of our compensation philosophy and program for named executive officers:

•	We believe in pay-for-performance. Our program emphasizes at-risk incentive award opportunities, which are payable only if specified financial, operational and individual goals are achieved.

•	Our program is designed to attract, motivate, reward and retain the most talented individuals who can drive business performance.

•	We emphasize share ownership. We deliver performance share units, stock options and restricted stock units, with long-term (three to five-year) vesting periods to our named executive officers, who are expected to maintain minimum equity ownership levels ranging from three times to six times their annual base salary.

•	When setting the elements of our compensation program, we consider the total direct compensation of similarly situated executives from various market reference sources. See pages 8-9.

•	The Compensation Committee exercises discretion in determining compensation actions when necessary due to extraordinary changes in the economy, unusual events or overall company performance.

•	The total direct compensation awarded to our named executive officers includes base salary, performance-based annual cash incentive awards, long-term incentive awards (consisting of performance share units, stock options and restricted stock units), and Age 62 Plan awards.

We structure our compensation program for named executive officers to ensure that a significant portion of the compensation paid is linked to the performance of our business. We provide the variable elements of our program (annual cash incentive compensation and long-term incentive compensation) primarily to encourage and reward performance that leads to strong financial results and creation of long-term stockholder value. In addition, we structure our program to ensure that it is not overly weighted toward annual cash incentive compensation and does not otherwise have the potential to threaten long-term stockholder value by promoting unnecessary or excessive risk-taking by our named executive officers.

Compensation Elements

Compensation Element	Objective	Key Features

Base Salary	Compensate named executive officers for fulfilling the regular duties and responsibilities of their positions	Base salary may be increased from time to time based on job performance, promotion into a new role, expansion of duties, or market conditions

Annual Cash Incentives	Align the financial interests of named executive officers with those of stockholders	Annual cash incentives are considered at-risk. Award amounts (including target and maximum payouts) are determined based on the achievement of revenue and EBITAC growth, as well as other key annual financial and operational goals that drive stockholder value creation

Long-Term Incentives Performance share units (PSUs), stock options and restricted stock units	Promote retention of named executive officers and align the financial interests of named executive officers with those of stockholders

Long-term incentive opportunities are considered at-risk. They are greater for named executive officers with a greater direct impact on long-term company performance

PSUs, stock options and restricted stock units each tie named executive officers’ long-term wealth creation to the performance of our stock and provide multi-year vesting and overlapping maturity

Deferred Equity Participation Plan (Age 62 Plan)	Promote retention of named executive officers and align their financial interests with those of stockholders	Vesting of awards is delayed until named executive officers reach age 62, and for one-year increments after such age Each NEO has elected to invest cash awards in a fund representing our common stock

Compensation Decision-Making Process

The Compensation Committee is responsible for determining compensation opportunities for our named executive officers, establishing the annual total value to be transferred through our long-term incentive plans, and setting thresholds, targets and maximum awards for incentive compensation. To determine compensation opportunities for our named executive officers, the Compensation Committee takes into account the compensation objectives noted above, individual and company performance, compensation data for our comparison groups, trends in the financial service and insurance brokerage sectors, and best practices, as well as internal factors such as the strategic value of a given role, impact on our financial results, tax deductibility and accounting considerations.

Tally Sheets

The Compensation Committee also carefully considers the data compiled in a tally sheet prepared by management for each named executive officer. Tally sheets provide a comprehensive view of our compensation payout exposure under various termination scenarios (for example, voluntary or involuntary termination, retirement, and change in control). The tally sheets also provide details regarding all compensation, benefits and perquisites delivered to our named executive officers during the most recent three-year period and a projection for the coming year.

The tally sheets include a three-year analysis of equity and deferred compensation, and provide insight into total wealth accumulation for each officer, as well as the sensitivity of these figures to changes in our stock price. This information provides a comprehensive context in which the Compensation Committee can determine the appropriate type and amount of compensation for each named executive officer.

Role of the CEO

At the beginning of each year, Mr. Gallagher proposes performance objectives for the company and for himself. The Compensation Committee and the Board review these objectives with Mr. Gallagher and make modifications as necessary. Following this review and discussion, the Compensation Committee and the Board finalize and approve the objectives for Mr. Gallagher and the company. The objectives include both quantitative financial measurements and qualitative strategic and operational considerations that focus on factors Mr. Gallagher and the Board believe create long-term stockholder value. Mr. Gallagher reviews and discusses preliminary considerations regarding his own compensation with the Compensation Committee but does not participate in the Compensation Committee’s final determination of his compensation. Mr. Gallagher also reviews the performance of each other named executive officer and presents a summary of these performance reviews to the Compensation Committee, along with preliminary recommendations regarding salary adjustments, if any, and annual award amounts.

Role of the Compensation Consultant

The Compensation Committee has retained Sibson Consulting (Sibson) as its independent executive compensation consultant. Sibson provides expertise on various matters coming before the Compensation Committee. Sibson works with our management team at the direction of the Compensation Committee and only on matters for which the Compensation Committee is responsible, and does not receive compensation from us for any other matters. In connection with its 2014 engagement, Sibson reviewed 2014 proxy season results and implications for our pay practices; assisted in the review and confirmation of our peer group for executive compensation and company performance review purposes; provided updates on emerging executive compensation trends, including proxy advisory firm and regulatory developments; and reviewed and assessed all elements of our pay programs for executive officers.

The Compensation Committee has assessed Sibson’s independence pursuant to SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Sibson from serving as an independent consultant to the Compensation Committee.

Comparative Market Assessment

The Compensation Committee does not target its compensation decisions to any specific percentiles or other absolute measures relating to comparison group data. The Compensation Committee reviews compensation data from two different comparison groups, as a market reference for its named executive officer compensation decisions, as described below.

Survey Comparison Group

This group consists of insurance and general industry companies similar to our company in terms of total assets, revenues or number of employees, which the Compensation Committee uses as a reference point for individual pay levels. In 2014, the Compensation Committee reviewed pay data from two published surveys: (i) the Executive Compensation Survey conducted by Mercer, and (ii) the Top Management Industry Compensation Survey conducted by Towers Watson. Sibson updated this data based on findings from its own annual private study. When available, information for individual positions was drawn from the “Insurance – Non Healthcare” category; otherwise, general industry data was used. The Compensation Committee also reviewed general industry long-term incentive target award data from both surveys.

Proxy Comparison Group

This group is focused on our direct competitors for executive talent rather than companies of comparable size. The members of this group are selected from the insurance industry (brokers and carriers), and from professional and financial services companies that may compete with us for executive talent or in specific lines of business.

The only other insurance brokers for which compensation data is publicly available, Aon plc, Brown & Brown, Inc., Marsh & McLennan Companies Inc. and Willis Group Holdings Ltd., compete with us the most directly and are the most relevant members of this comparison group. However, Aon plc and Marsh & McLennan Companies Inc. are significantly larger than we are in revenue, number of employees, insurance premiums written, value of claims paid, assets and market capitalization. Compared to the insurance carriers in the group, we are above the median in terms of number of employees, insurance premiums written and value of claims paid – metrics the Compensation Committee believes are relevant to evaluating the complexity of our business. However, our revenue, assets and market capitalization are below the median of such companies. Taking these differences in size into account, the Compensation Committee uses this proxy comparison group primarily as a reference point for our compensation plan structure, pay mix, and general equity granting practices. The Compensation Committee uses it to a lesser extent as a reference point for individual pay levels.

The same group of companies was used for both the 2014 and 2013 studies, with the exception of National Financial Partners Corp, which was acquired by a private company and, as such, no longer provides compensation data in proxy filings:

American Financial Group Inc.	Carrier
Aon plc	Broker
Arch Capital Group Ltd	Carrier
Axis Capital Holdings Ltd	Carrier
Berkley (W R) Corp	Carrier
Brown & Brown, Inc.	Broker
CNA Financial Corp	Carrier
Fidelity National Financial, Inc.	Professional / Financial Services
Marsh & McLennan Companies, Inc.	Broker
Old Republic International Corp	Carrier
Raymond James Financial, Inc.	Professional / Financial Services
Towers Watson & Co.	Professional / Financial Services
Unum Group	Carrier
Willis Group Holdings Ltd	Broker
XL Capital Plc	Carrier

Results of the Comparative Market Assessment

In 2014, the Compensation Committee examined the total direct compensation opportunity for each named executive officer as a whole (base salary, annual cash incentives and long-term incentives) as well as each of its components. External compensation data for our survey and proxy comparison groups was used only as a market reference for compensation decisions and the Compensation Committee did not target total compensation to a specific percentile of the data for these groups. The review of survey and proxy comparison group data showed that aggregate base salaries and annual cash incentive opportunities for our named executive officer group approximate the median for similarly situated named executive officer groups. However, our named executive officer group’s aggregate long-term incentive compensation opportunity, and therefore total direct compensation, was below the comparison peers’ median. Based on this market check, the Compensation Committee concluded that, other than with respect to Mr. Gallagher, whose total direct compensation was significantly below the median for similarly situated CEOs in both comparison groups, our named executive officers’ overall compensation opportunity was appropriate. The Compensation Committee took our relative size into account in making this determination, noting that long-term incentive opportunities for our named executive officer group lagged the median of our comparison groups.

2014 Decisions – By Compensation Element

Base Salary

We provide named executive officers with base salary to compensate them for fulfilling their regular duties and responsibilities. Base salary may be increased from time to time based on job performance, promotion to a new role, significant expansion of duties or market conditions. In the first quarter of 2014, the Compensation Committee increased Mr. Howell’s base salary from $700,000 to $750,000. The Compensation Committee approved this increase because of Mr. Howell’s role in our continuing strong financial performance, his role in the successful execution and financing of our acquisition program (including the acquisition of Giles Insurance Broking Group in November 2013) and his successful oversight of the development of our tax-advantaged investments.

The Compensation Committee did not adjust the base salary of any of the other named executive officers. Base salaries for our named executive officers can be found in the Summary Compensation Table.

Annual Cash Incentive Compensation

Our annual cash incentive plan is administered under our stockholder-approved Senior Management Incentive Plan (SMIP), which is being submitted for renewal at this year’s annual meeting. See pages 39-40 for a summary of the terms of this plan. This plan rewards our named executive officers for achieving key annual financial, operational, risk management and strategic goals that drive stockholder value. During the first quarter of each year, the Compensation Committee establishes a minimum level of company financial performance required to fund the plan for that year. If we attain this minimum company financial performance, the Compensation Committee awards cash incentive compensation to our named executive officers based upon a combination of company and/or business unit financial performance goals and individual performance goals.

Target awards. In 2014, the Compensation Committee increased Mr. Gallagher’s target award opportunity under our annual cash incentive plan from 135% of base salary to 150% of base salary. The Compensation Committee approved this increase because of our strong financial performance during the prior three years, as well as Mr. Gallagher’s consistent achievement of individual performance goals during the same period. In approving this increase, the Compensation Committee noted that Mr. Gallagher’s total direct compensation (consisting of base salary, annual cash incentive compensation and long-term incentive compensation) was below that of similarly situated CEOs in our comparison groups. The Compensation Committee favored increasing his performance-based compensation opportunity, rather than base salary, for better alignment with stockholder interests. Target award opportunities for our other named executive officers are 100% of base salary.

Final award determinations. The maximum amount that can be awarded under the plan is 150% of the target award (i.e., 225% of base salary for Mr. Gallagher and 150% of base salary for our other named executive officers). During the first quarter of each year, the Compensation Committee establishes company financial performance goals required for maximum awards. For named executive officers to qualify for the maximum award, these goals must be reached and the named executive officers who lead business units must achieve performance budgets for their business units. Historically, the Compensation Committee has established business unit performance budgets and approved individual performance goals that are aggressive and ensure that maximum awards are difficult to achieve. Final award determinations are made in light of each named executive officer’s target award opportunity, the maximum award for which he qualifies given company and business unit performance, and the level of achievement of individual performance goals. Named executive officers’ achievement of individual performance goals cannot increase the target or maximum award opportunities for which they qualify based on company and/or business unit performance.

Company Performance Measures and Results

The Compensation Committee uses EBITAC in the context of determining incentive compensation awards. The Committee believes this measure of earnings provides a meaningful representation of our operating performance and improves the comparability of our results between periods. See Exhibit C for more information regarding EBITAC.

In the first quarter of 2014, the Compensation Committee established minimum company revenue and EBITAC thresholds for funding the plan and for maximum awards under the plan. The thresholds for maximum awards required at least 5% growth in revenue and 10% growth in EBITAC over 2013 levels. These thresholds, and actual company performance, are set forth below.

Measure	Minimum Financial Performance for Funding	Performance Required for Maximum Awards	Actual 2014 Performance
Revenue	$2.00 billion	$2.90 billion	$3.58 billion
EBITAC	$140.0 million	$580.8 million	$688.3 million

Based solely on company performance, the maximum available award for each named executive officer was 150% of his target award opportunity (i.e., 225% of base salary for Mr. Gallagher and 150% of base salary for the other named executive officers). However, the Compensation Committee determined final award amounts using its discretion, based on these results, achievement of overall financial goals (for Mr. Gallagher and Mr. Howell), achievement of the business unit performance measures described below (for Mr. Gault, Mr. Durkin and Mr. Tom Gallagher), and achievement of individual performance goals.

Business Unit Performance Measures and Results

In the first quarter of 2014, the Compensation Committee established revenue and EBITAC budgets for the business units led by Mr. Gault, Mr. Durkin and Mr. Tom Gallagher. Performance in relation to these budgets determined a possible range of awards.

•	100% – 150% of Target Award Opportunity – for an award above 100% of the target award opportunity, (i) the company performance goals (described above) must be met, and (ii) business unit performance must exceed 100% of budgeted revenue and budgeted EBITAC.

•	50% – 100% of Target Award Opportunity – an award can be no greater than 100% of the target award opportunity if business unit performance does not reach 100% of budgeted revenue or budgeted EBITAC.

•	0% – 50% of Target Award Opportunity – an award can be no greater than 50% of the target award opportunity if business unit performance does not reach 75% of budgeted revenue or budgeted EBITAC.

Business unit budgets for 2014, and actual performance toward those budgets, are set forth below.

Retail Property/Casualty and International Brokerage (James S. Gault)

	Budget	Actual	Percent Achieved
Revenue	$1,679.7 million	$2,014.9 million	120.0%
EBITAC	$345.6 million	$391.9 million	113.4%

Employee Benefit Consulting and Brokerage (James W. Durkin, Jr.)

	Budget	Actual	Percent Achieved
Revenue	$634.6 million	$672.8 million	106.0%
EBITAC	$161.8 million	$176.0 million	108.8%

International Brokerage (Thomas J. Gallagher)

	Budget	Actual	Percent Achieved
Revenue	$671.4 million	$963.0 million	143.4%
EBITAC	$113.5 million	$135.2 million	119.1%

Based on 2014 company and business unit performance, the maximum award for which each of Mr. Gault, Mr. Durkin and Mr. Tom Gallagher qualified was 150% of his target award opportunity. The Compensation Committee determined actual awards, using its discretion, after consideration of each named executive officer’s achievement of individual performance goals (as described in detail below).

Our CEO’s Annual Cash Incentive Compensation

The Compensation Committee reviewed Mr. Gallagher’s performance in light of our overall financial performance. Mr. Gallagher and Mr. Howell both had the goal of growing revenue and EBITAC by 10% for the combined brokerage and risk management segments. These goals, and actual company performance, are set forth below.

Combined Brokerage and Risk Management Segment Results (J. Patrick Gallagher, Jr. and Douglas K. Howell)

	Goal	Actual	Percent Achieved
Revenue	$3.04 billion	$3.58 billion	118%
EBITAC	$580.8 million	$688.3 million	119%

In 2014, Mr. Gallagher achieved 118% and 119%, respectively, of his revenue and EBITAC goals. In addition, over the past three years, we increased revenue and EBITAC by compound annual growth rates of 19.3% and 24.8%, respectively. The Compensation Committee also took into consideration the following operating and financial achievements in 2014:

•	Organic growth. We achieved organic revenue growth[5] of 5.5% in our combined brokerage and risk management segments.

•	Acquisition program. We had a record acquisition year, completing 60 acquisitions for a total of approximately $761 million in annualized revenues.

•	Global expansion. We continued our global expansion, acquiring Crombie/OAMPS, our largest acquisition to date, with operations in Australia, New Zealand and the United Kingdom; Noraxis Capital Corporation, with operations across Canada; and the Oval Group of Companies, with operations across the United Kingdom.

•	Margins. We expanded our adjusted EBITDAC margin[5] year over year, from 22.0% to 23.6%.

•	Workforce and expense discipline. Our adjusted compensation ratio[5] improved from 59.7% to 57.6%, and our adjusted operating expense ratio[5] increased from 18.3% to 18.8%.

•	Clean energy investments. During 2014, adjusted net earnings[5] from our clean energy investments contributed $104.6 million to net earnings, 56% more than during 2013.

5 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit C to this proxy statement.

•	Continued financial stability. We continued to maintain significant liquidity and remained well within our debt covenants.

In addition to the above achievements, the Compensation Committee noted that Mr. Gallagher achieved substantially all of his individual performance goals, as follows:

•	Refine strategy and capital plan for the company as necessary

•	Maintain sales culture; encourage cross-selling initiatives; drive more sales thorough implementation of sales management tools

•	Continue to aggressively target expense control and maintain margins

•	Continue to build organizational talent

•	Maintain our unique Gallagher culture

•	Continue our successful M&A strategy

•	Promote the company to stakeholders

•	Advance the company’s clean-energy strategy.

Based on the company’s operating and financial results and Mr. Gallagher’s individual performance, the Compensation Committee awarded Mr. Gallagher an annual cash incentive payment of $2,250,000 (150% of his target award opportunity).

Annual Cash Incentive Compensation of our Other Named Executive Officers

Mr. Gallagher assessed and documented the performance of our other named executive officers and recommended award amounts in light of the maximum award for which each named executive officer was eligible, the level of achievement of applicable financial performance objectives and each officer’s individual performance goals. The Compensation Committee then reviewed and discussed the performance of each named executive officer and approved awards as described in more detail below.

Douglas K. Howell. Mr. Howell has been our chief financial officer since 2003. As the leader of our finance organization, Mr. Howell’s financial objectives focused on our overall performance and were the same as Mr. Gallagher’s (see page 11). Mr. Howell continued to implement and maintain expense savings initiatives critical to expanding our adjusted EBITDAC margin, played an important role in the successful execution and financing of our acquisition program (including the acquisition of Giles Insurance Broking Group in November 2013) and successfully managed our tax-advantaged (clean energy) investments. In addition, Mr. Howell achieved substantially all of his individual performance goals, as follows:

•	Pursue a pension “de-risking” strategy to reduce the size of our frozen pension plan obligations

•	Finalize funding arrangements for our corporate headquarters building

•	Use our at-the-market equity program to help finance acquisitions

•	Increase earnings contribution from clean-energy investments by 15-20% (earnings contribution increased 56%)

•	Complete strategic alternatives review for Chem-Mod LLC investment (deferred)

•	Explore expense reduction and capital management initiatives

•	Explore initiatives to improve accounting and financial reporting systems and organizations

•	Explore initiatives to improve corporate processes and communications, including India operations

•	Develop staffing plan within the finance and accounting organization

•	Complete a private placement of senior debt if necessary

•	Study alternatives for developing an internal audit function throughout the organization

Based on this performance, Mr. Howell received an award of $1,125,000 (150% of his target award opportunity).

James S. Gault. Mr. Gault is the leader of our U.S. retail property/casualty brokerage unit and has held this position since 2002. In 2011, Mr. Gault also assumed management responsibility for our international brokerage unit. In 2014, his units exceeded their combined budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 44.1% on revenue growth of 45.0%. In addition, Mr. Gault achieved substantially all of his individual performance goals, as follows:

•	Achieve new business sales (an internal measure of new business production) of $112 million (the unit achieved new business sales of $106.3 million)

•	Complete acquisitions in the retail property/casualty brokerage unit totaling $50 million in annualized revenues (the unit completed acquisitions representing incremental annualized revenue of approximately $93.3 million)

•	Continue to focus on professional standards in branch offices; achieve professional standards audit grades of 91% (achieved the goal, in over 75% of 2014 audits)

•	Reduce payroll by $7 million as a result of moving to “model office” platform, a project to streamline and standardize branch office operations (reduced payroll by $7.6 million)

•	Continue to focus on cross selling with other units; contribute $5 million in new business to the employee benefits brokerage business and $2.5 million to the domestic wholesale brokerage business (the unit contributed $7.6 million in new revenue to the employee benefits brokerage business and $8.0 million to the domestic wholesale brokerage business)

•	Increase unit’s net number of producers in existing operations by 50 (the unit increased the net number of producers in existing operations by 17)

•	Hire summer interns as part of long-term strategy to strengthen producer hiring.

Based on this performance, Mr. Gault received an award of $1,200,000 (150% of his target award opportunity).

James W. Durkin, Jr. Mr. Durkin is the leader of our employee benefits brokerage unit and has held this position since 1985. In 2014, his unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 23.9% on revenue growth of 19.3%. In addition, Mr. Durkin achieved substantially all of his individual performance goals, as follows:

•	Continue to extend capabilities and geographic reach of the unit through acquisitions

•	Create and deploy a formalized sales development program to promote consistent future organic revenue growth across the unit and promote cross selling with other units

•	Increase unit’s net number of producers in existing operations by 20 (the unit increased the net number of producers in existing operations by 17)

•	Continue to leverage Healthcare Reform to differentiate Gallagher Benefit Services from its competitors

•	Ensure alignment of the current mission and value proposition of the unit with the new business environment and future customer needs

•	Better meet the needs of North American-based companies by extending the reach of our services to include international human resources, benefits and retirement consulting services

Based on this performance, Mr. Durkin received an award of $1,087,500 (150% of his target award opportunity).

Thomas J. Gallagher. Mr. Tom Gallagher is the leader of our international brokerage unit. In 2014, his unit exceeded its budget for both revenue and EBITAC, achieving year-over-year EBITAC growth of 125.7% on revenue growth of 107.8%. In addition, Mr. Gallagher achieved substantially all of his individual performance goals, as follows:

•	Facilitate transition of Gallagher’s captive insurance business into the international brokerage unit

•	Successfully integrate recent large international acquisitions

•	Focus on building a strong sales organization within the unit

•	Strengthen the unit’s efforts in South America.

Based on this performance, Mr. Gallagher received an award of $1,050,000 (150% of his target award opportunity).

Long-Term Incentive Compensation

Long-term incentives are designed to tie a significant portion of our named executive officers’ compensation to our performance, create a meaningful alignment of our named executive officers’ financial interests with those of stockholders, and encourage long-term retention. Long-term incentive opportunities are greater for those named executive officers who have greater direct impact on our financial results. In 2014, each named executive officer was eligible to receive a long-term incentive award value based on a percentage of base salary. The Compensation Committee determined this percentage of base salary using its discretion based upon a number of factors, including retention considerations, internal pay equity considerations, external market data (including long-term incentive opportunities provided to similarly situated executives in the survey and proxy comparison groups – see “Comparative Market Assessment” above) and our historical practices.

The target award amount for each named executive officer set forth in the table below was converted into performance share units, stock options and restricted stock units. Because of the Compensation Committee’s commitment to aligning named executive officers’ long-term incentive compensation opportunities with company performance, performance-based performance share units represented 50% of target long-term incentive awards for each named executive officer. For Mr. Howell, who has a shorter tenure with us and consequently less equity in the company than the other named executive officers, the Compensation Committee determined it was appropriate to grant a portion of his target award in the form of restricted stock units subject to four-year “cliff” vesting. In addition to his target awards, Mr. Howell also received a discretionary grant of 40,000 stock options because of his strong performance in 2013, as described above under “Base Salary.”

Target award amounts in 2014 and the approximate allocation among performance share units, stock options, and restricted stock units, are presented below:

NAMED EXECUTIVE OFFICER	TARGET PERCENT OF SALARY	TARGET GRANT AMOUNT	PERFORMANCE SHARE UNITS	STOCK OPTIONS	RESTRICTED STOCK UNITS
J. Patrick Gallagher, Jr.	125%	$ 1,250,000	50%	50%	—
Douglas K. Howell	100%	$ 750,000	50%	25%	25%
James S. Gault	70%	$ 560,000	50%	50%	—
James W. Durkin, Jr.	70%	$ 507,500	50%	50%	—
Thomas J. Gallagher	70%	$ 490,000	50%	50%	—

Performance Share Units (PSUs) and Performance Unit Program (PUP) Awards

In 2014, the Compensation Committee granted PSUs to named executive officers under our stockholder-approved long-term incentive plan. In past years, named executive officers received awards under our PUP, which is administered under our stockholder-approved SMIP. In 2014, we continued to grant PUP awards below the executive officer level. To encourage a focus on growing our core earnings, the number of PSUs and the portion of PUP awards actually earned is based on EBITAC growth thresholds set annually by the Compensation Committee. Earned PSUs “cliff” vest on the third anniversary of the date of grant (i.e., March 12, 2017 for awards made in 2014), and earned PUP awards “cliff” vest on the third anniversary of the first day of the year in which the award was granted (i.e., January 1, 2017 for awards made in 2014). PSUs settle in shares, while PUP awards settle in cash and pay out based on the trailing twelve month average price of our common stock for the calendar year prior to the vesting date (the TTM Price). The TTM Price is subject to an upper limit of 150% and a lower limit of 50% of our stock price on the date of grant. Although named executive officers did not receive PUP awards in 2014, they will continue to receive cash payouts connected to prior PUP awards granted in 2012 and 2013.

In March 2014, the Compensation Committee granted each named executive officer a provisional number of PSUs. For 2014, the number of PSUs earned by the named executive officers was based on the EBITAC growth thresholds set forth below:

EBITAC GROWTH	PERCENTAGE OF TARGET AWARD EARNED
15% or greater	100% of target award
5% to 15%	Amount interpolated between 50% and 100% of target award on a straight-line basis
5.0%	50% of target award
Less than 5.0%	0%

We achieved 2014 EBITAC growth of 30.4%. Accordingly, each named executive officer earned 100% of his provisionally granted PSUs, which will cliff vest and distribute in the form of shares of our common stock on March 12, 2017.

Deferred Equity Participation Plan (Age 62 Plan)

Deferred cash awards under the Age 62 Plan are nonqualified deferred compensation awards under Section 409A of the Internal Revenue Code. All such awards made to our named executive officers have at their election been deemed invested in a fund representing shares of our common stock. Awards under the Age 62 Plan do not vest until participants reach age 62 (or the one-year anniversary of the date of grant for participants over the age of 61, which include Messrs. Gallagher, Gault and Durkin). Accordingly, amounts in the plan are subject to forfeiture in the event of a voluntary termination of employment prior to age 62 (or the minimum one-year vesting period). Awards deemed invested in our common stock provide an incentive for our named executive officers to manage our company for earnings growth and total shareholder return. In addition, the deferred realization of these awards encourages retention of our named executive officers until a normal retirement age, and for one-year increments after such age.

In determining 2014 awards, the Compensation Committee took into account an overall assessment of each individual, including consideration of individual and company performance in 2013 (as described in our 2014 proxy statement). This assessment does not rely on predetermined performance goals. As a result of these assessments, during the first quarter of 2014, the Compensation Committee approved Age 62 Plan awards for each named executive officer as follows: Mr. Pat Gallagher – $750,000; Mr. Howell – $400,000; Mr. Gault – $400,000; Mr. Durkin – $350,000; and Mr. Tom Gallagher – $350,000.

Benefits and Perquisites

Under our 401(k) Savings and Thrift Plan (401(k) Plan), a tax qualified retirement savings plan, participating employees, including our named executive officers, may contribute up to 75% of their earnings on a before-tax or after-tax basis into their 401(k) Plan accounts, subject to limitations imposed by the Internal Revenue Service (IRS). Under the 401(k) Plan, we match an amount equal to one dollar for every dollar an employee contributes on the first 5% of his or her regular earnings. The 401(k) Plan has other standard terms and conditions. We also have a Supplemental Savings and Thrift Plan (Supplemental Plan), which allows certain highly compensated employees, including our named executive officers, to defer additional amounts on a before-tax basis. For a description of the Supplemental Plan, see page 21 under “Nonqualified Deferred Compensation.” We also provide minimal perquisites, including reimbursement of certain expenses for named executive officers related to automobile use and certain club memberships. The value of the benefits and perquisites received by our named executive officers can be found in the Summary Compensation Table. Our named executive officers are also participants in a pension plan, which we froze as to future benefit accruals in 2005. Please see “Pension Benefits” on page 20 for more details.

Change-in-Control Payments

The change-in-control agreements we have in place with each of our named executive officers provide for severance payments if the executive is terminated within 24 months following a change in control, a so-called “double trigger” (see “Change-in-Control Agreements” beginning on page 22 for more information). We believe it is appropriate to provide a double trigger for such payments because it helps ensure that our named executive officers do not receive an unintended benefit by receiving a severance payment while maintaining their positions following a change in control.

Our equity plans contain a so-called “single trigger” for accelerated vesting of awards upon a change in control. We believe a single trigger is appropriate because it gives executives the same right as other stockholders to sell their equity in the company at the time of a change in control. Moreover, it may not be possible to replace executives’ existing equity awards with comparable awards of the acquiring company’s stock. Finally, company performance may be negatively affected by integration activities, and individual executives’ ability to affect the performance of the company (and the value of their awards) may be significantly different following a change in control. Our nonqualified plans (the Age 62 Plan and the Supplemental Plan) also contain a single trigger for vesting and payment upon a change in control. Because the benefits under these plans are subject to the claims of our creditors, accelerated vesting and payment provide certainty with respect to benefits that represent a primary source of retirement income and ensures that executives receive deferred compensation they have earned. Our equity and nonqualified plans do not contain “liberal” change in control definitions (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction).  Please see page A-1 for a change-in-control definition typical of our plans.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the deductibility for Federal income tax purposes of certain compensation payable in a taxable year to certain of our named executive officers to the extent that such compensation exceeds $1 million. However, certain types of compensation are not subject to that limitation, including compensation that meets the requirements under Section 162(m) for “qualified performance-based compensation.” Our 2014 Long-Term Incentive Plan and the SMIP described in this proxy statement are structured to permit, but not require, the Compensation Committee to award compensation that meets the requirements for “qualified performance-based compensation.” However, the Compensation Committee has on limited occasions authorized the payment of nondeductible compensation, and expressly reserves the right to do so in the future when appropriate. We make no representation that the compensation of our named executive officers will be fully deductible for Federal income tax purposes.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

J. Patrick Gallagher, Jr. Chief Executive Officer	2014	1,000,000	628,058	683,033	2,250,000	95,802	969,885	5,628,792
	2013	1,000,000	1,004,711	268,107	1,350,000	0	995,466	4,618,284
	2012	1,000,000	1,110,581	188,224	1,250,000	61,071	889,812	4,499,688

Douglas K. Howell Chief Financial Officer	2014	750,000	567,128	591,253	1,125,000	4,657	588,938	3,628,990
	2013	700,000	564,048	150,200	700,000	0	609,300	2,723,548
	2012	700,000	653,493	73,984	700,000	2,718	551,632	2,681,827

James S. Gault President, Retail Property/Casualty Brokerage	2014	800,000	281,220	306,254	1,200,000	90,289	533,117	3,212,894
	2013	800,000	450,455	120,160	800,000	0	527,324	2,697,939
	2012	700,000	423,164	86,496	700,000	57,556	482,684	2,449,900

James W. Durkin, Jr. President, Employee Benefit Consulting and Brokerage	2014	725,000	257,785	278,237	1,087,500	86,888	487,396	2,924,820
	2013	725,000	409,327	109,646	725,000	0	471,387	2,440,360
	2012	625,000	378,526	77,248	625,000	57,372	447,124	2,210,270

Thomas J. Gallagher (6) Chairman, International Brokerage	2014	700,000	246,068	267,610	1,050,000	81,200	458,206	2,805,098
	2013	700,000	278,107	159,963	700,000	0	401,858	2,239,928

(1)	This column includes the full grant date fair value of PSUs and restricted stock units granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The amounts reported in this column for PSUs granted during each fiscal year represent the value of each award at the grant date based upon the probable outcome of the performance conditions under the program, determined in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For a discussion of PSUs, see page 14. For additional information on the valuation assumptions with respect to stock grants, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	This column represents the full grant date fair value of stock option awards granted during each fiscal year. The amounts reported in this column have been calculated in accordance with FASB ASC Topic 718. In accordance with SEC rules, any estimate for forfeiture is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to option grants, refer to Note 9 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014.

(3)	This column represents annual cash incentives awarded under the SMIP related to services rendered in 2012, 2013 and 2014. Awards are reported for the year in which they are earned, regardless of the year in which they are paid. These awards were paid fully in cash in April of 2013, 2014, and 2015, respectively.

(4)	Other than for 2013, the amounts shown in this column represent the aggregate change in actuarial present value of each named executive officer’s benefits under our pension plan. In 2013, these figures were negative for each named executive officer, as follows: Mr. Pat Gallagher – $(23,957); Mr. Howell – $(1,991); Mr. Gault – $(22,579); Mr. Durkin – $(12,418); and Mr. Tom Gallagher – $(31,890). In the event that the change in actuarial present value is negative, SEC rules require that a zero be included in this table.

(5)	Includes the following for 2014:

Named Executive Officer	Age 62 Plan Awards	Supplemental Plan Match	Dividend Equivalents on Unvested RSUs	401(k) Match	Corporate Auto & Insurance	Financial Advisory Services	Club Memberships Not Exclusively For Business Use and Cell Phone Allowance

J. Patrick Gallagher, Jr.	$750,000	$104,500	$79,815	$12,750	$8,277	$—	$22,820

Douglas K. Howell	400,000	59,500	93,411	12,750	8,277	15,000	—

James S. Gault	400,000	67,000	36,825	12,750	5,877	—	10,665

James W. Durkin, Jr.	350,000	59,500	33,419	12,750	8,277	10,000	13,450

Thomas J. Gallagher	350,000	50,000	36,219	12,750	5,157	—	4,080

(6)	The Board appointed Mr. Tom Gallagher an executive officer of the company in 2013.

Grants of Plan-Based Awards

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

J. Patrick Gallagher, Jr.	LTIP(1) LTIP(2) LTIP(3) SMIP(4)	3/12/14 3/12/14 3/12/14 N/A	— — — N/A	— — — 1,500,000	— — — 2,250,000	— — 6,700 —	— — 13,400 —	— — 13,400 —	— — — —	70,700 — — —	46.87 — — —	683,033 — 628,058 N/A

Douglas K. Howell	LTIP(1) LTIP(2) LTIP(3) SMIP(4)	3/12/14 3/12/14 3/12/14 N/A	— — — N/A	— — — 750,000	— — — 1,125,000	— — 4,025 —	— — 8,050 —	— — 8,050 —	— 4,050 — —	61,200 — — —	46.87 — — —	591,253 189,824 377,304 N/A

James S. Gault	LTIP(1) LTIP(2) LTIP(3) SMIP(4)	3/12/14 3/12/14 3/12/14 N/A	— — — N/A	— — — 800,000	— — — 1,200,000	— — 3,000 —	— — 6,000 —	— — 6,000 —	— — — —	31,700 — — —	46.87 — — —	306,254 — 281,220 N/A

James W. Durkin, Jr.	LTIP(1) LTIP(2) LTIP(3) SMIP(4)	3/12/14 3/12/14 3/12/14 N/A	— — — N/A	— — — 725,000	— — — 1,087,500	— — 2,750 —	— — 5,500 —	— — 5,500 —	— — — —	28,800 — — —	46.87 — — —	278,237 — 257,785 N/A

Thomas J. Gallagher	LTIP(1) LTIP(2) LTIP(3) SMIP(4)	3/12/14 3/12/14 3/12/14 N/A	— — — N/A	— — — 700,000	— — — 1,050,000	— — 2,625 —	— — 5,250 —	— — 5,250 —	— — — —	27,700 — — —	46.87 — — —	267,610 — 246,068 N/A

(1)	This line includes stock options granted to our named executive officers on March 12, 2014 under our 2011 Long-Term Incentive Plan. The stock options vest one-third on each of the third, fourth and fifth anniversaries of the grant date.

(2)	This line includes restricted stock units granted to our named executive officers on March 12, 2014 under our 2011 Long-Term Incentive Plan. The restricted stock units vest on March 12, 2018.

(3)	These share totals represent the range of possible awards the named executive officer would have been eligible to receive on March 12, 2017 related to performance share units (PSUs) granted on March 12, 2014 under our 2011 Long-Term Incentive Plan. Please see page 14 for more information regarding PSUs.

(4)	The amounts in this line represent the range of possible annual cash incentive award the named executive officer was eligible to receive in April 2015, related to 2014 performance under the SMIP. The amounts were subject to performance criteria and subject to the Compensation Committee’s downward discretion. There is no threshold payout level for these awards. The amounts actually awarded to each named executive officer are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table and are more fully discussed in footnote (3) thereto.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
J. Patrick Gallagher, Jr.	5/17/05	16,605	1,845	27.10	5/16/15	—	—
	7/21/05	45,000	5,000	27.25	7/20/15	—	—
	5/16/06	20,719	5,178	27.03	5/15/16	—	—
	5/15/07	16,667	0	28.65	5/14/17	—	—
	3/5/08	17,762	0	23.76	3/4/18	—	—
	3/2/10	40,600	10,150	24.13	3/1/17	—	—
	3/8/11	15,360	10,240	30.95	3/7/18	—	—
	3/16/12	0	34,600	35.71	3/15/19	—	—
	3/13/13	0	35,700	39.17	3/12/20	—	—
	3/12/14	0	70,700	46.87	3/11/21	—	—
						76,350	3,594,558

Douglas K. Howell	7/21/05	31,500	3,500	27.25	7/20/15	—	—
	5/16/06	2,072	518	27.03	5/15/16	—	—
	5/15/07	11,375	0	28.65	5/14/17	—	—
	10/18/07	35,000	15,000	27.94	10/17/17	—	—
	3/5/08	6,061	0	23.76	3/4/18	—	—
	3/2/10	7,200	1,800	24.13	3/1/17	—	—
	3/8/11	6,120	4,080	30.95	3/7/18	—	—
	3/16/12	0	13,600	35.71	3/15/19	—	—
	3/13/13	0	20,000	39.17	3/12/20	—	—
	3/12/14	0	61,200	46.87	3/11/21	—	—
						52,400	2,466,992

James S. Gault	7/21/05	31,500	3,500	27.25	7/20/15	—	—
	5/15/07	7,583	0	28.65	5/14/17	—	—
	3/5/08	8,082	0	23.76	3/4/18	—	—
	3/2/10	10,200	2,550	24.13	3/1/17	—	—
	3/8/11	6,960	4,640	30.95	3/7/18	—	—
	3/16/12	0	15,900	35.71	3/15/19	—	—
	3/13/13	0	16,000	39.17	3/12/20	—	—
	3/12/14	0	31,700	46.87	3/11/21	—	—
						32,050	1,508,914

James W. Durkin, Jr.	7/21/05	6,000	3,000	27.25	7/20/15	—	—
	3/5/08	1,270	0	23.76	3/4/18	—	—
	3/2/10	4,600	2,300	24.13	3/1/17	—	—
	3/8/11	6,240	4,160	30.95	3/7/18	—	—
	3/16/12	0	14,200	35.71	3/15/19	—	—
	3/13/13	0	14,600	39.17	3/12/20	—	—
	3/12/14	0	28,800	46.87	3/11/21	—	—
						29,050	1,367,674

Thomas J. Gallagher	7/21/05	22,500	2,500	27.25	7/20/15	—	—
	5/15/07	2,917	0	28.65	5/14/17	—	—
	3/5/08	3,552	0	23.76	3/4/18	—	—
	3/2/10	6,621	1,655	24.13	3/1/17	—	—
	3/8/11	6,900	4,600	30.95	3/7/18	—	—
	3/16/12	0	15,200	35.71	3/15/19	—	—
	3/13/13	0	21,300	39.17	3/12/20	—	—
	3/12/14	0	27,700	46.87	3/11/21	—	—
						24,550	1,155,814

(1)	Stock options vest in accordance with the following vesting schedules:

Grant Dates	One-tenth vest each:
5/17/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
7/21/05	January 1st of each year starting January 1, 2006 with the last vesting date on January 1, 2015
5/16/06	January 1st of each year starting January 1, 2007 with the last vesting date on January 1, 2016
10/18/07	January 1st of each year starting January 1, 2008 with the last vesting date on January 1, 2017

Grant Dates	One-fifth vest on each of:
3/2/10	March 2, 2011, March 2, 2012, March 2, 2013, March 2, 2014 and March 2, 2015
3/8/11	March 8, 2012, March 8, 2013, March 8, 2014, March 8, 2015 and March 8, 2016

Grant Dates	One-third vest on each of:
3/16/12	March 16, 2015, March 16, 2016 and March 16, 2017
3/13/13	March 13, 2016, March 13, 2017 and March 13, 2018
3/12/14	March 12, 2017, March 12, 2018 and March 12, 2019

(2)	The following table provides information with respect to the vesting of each named executive officer’s unvested PUP awards, restricted stock units and performance share units as of December 31, 2014:

Vesting Dates	Type of award	Mr. Pat Gallagher	Mr. Howell	Mr. Gault	Mr. Durkin	Mr. Tom Gallagher

1/1/15	PUP Award*	23,150	10,350	8,350	7,500	6,350

1/1/16	PUP Award*	20,750	8,900	8,600	7,800	3,800

3/8/15	Restricted Stock Units**	6,200	7,600	2,700	2,500	2,600

3/16/16	Restricted Stock Units**	7,950	7,950	3,500	3,100	3,250

3/13/17	Restricted Stock Units**	4,900	5,500	2,900	2,650	3,300

3/12/18	Restricted Stock Units**	—	4,050	—	—	—

3/12/17	Performance Share Units***	13,400	8,050	6,000	5,500	5,250

Total		76,350	52,400	32,050	29,050	24,550

*	Number of performance units held by the named executive officer from the 2012 and 2013 awards. See page 14 for information regarding the PUP.

**	Restricted stock units granted in 2011, 2012, 2013 and 2014. Each grant has a vesting date four years from the date of grant.

***	Performance share units (PSUs) granted in 2014, which had not been earned as of December 31, 2014. See page 14 for information regarding PSUs.

(3)	The amounts in this column are based on a closing stock price of $47.08 for our common stock on December 31, 2014.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)

J. Patrick Gallagher, Jr.	65,024	1,025,072	29,751	1,305,702

Douglas K. Howell	38,756	647,359	6,985	310,945

James S. Gault	35,000	558,890	11,879	517,133

James W. Durkin, Jr.	6,000	98,640	10,630	462,706

Thomas J. Gallagher	31,502	538,038	9,242	401,452

(1)	These columns reflect the vesting of restricted stock units and PUP awards, as applicable. Restricted stock units awarded on March 2, 2010 vested on March 2, 2014, with value realized of $46.20 per share plus accrued cash dividends. In 2014, we made payments in connection with the vesting of earned performance units under our 2011 PUP awards. Based on our 2011 EBITAC performance, 94.4% of the 2011 PUP award opportunity was earned, with value realized in 2014 of $42.93 per unit. Please see the description of the PUP provided on page 14 for additional information.

(2)	Pursuant to the terms of the Supplemental Plan (see page 21), Mr. Howell deferred receipt of 10,167 shares related to the March 2, 2014 vesting of restricted stock units he was awarded on March 2, 2010. He elected a lump-sum distribution in July 2015.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)

J. Patrick Gallagher, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	651,092

Douglas K. Howell	Arthur J. Gallagher & Co. Employees’ Pension Plan	1	21,133

James S. Gault	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	613,623

James W. Durkin, Jr.	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	692,432

Thomas J. Gallagher	Arthur J. Gallagher & Co. Employees’ Pension Plan	25	409,215

We maintain the Arthur J. Gallagher & Co. Employees’ Pension Plan (the Pension Plan) which is qualified under the Internal Revenue Code and which historically covered substantially all domestic employees. In 2005, we amended the Pension Plan to freeze the accrual of future benefits for all domestic employees effective July 1, 2005. Benefits under the Pension Plan are based upon the employee’s highest average annual earnings for a five calendar-year period with us and are payable after retirement in the form of an annuity or a lump sum. The maximum amount of annual earnings that may be considered in calculating benefits under the Pension Plan is $210,000 (the maximum amount of annual earnings allowable by law in 2005, the last year that benefits accrued under the Pension Plan).

Benefits under the Pension Plan are calculated as an annuity equal to 1% of the participant’s highest annual average earnings multiplied by years of service, and commencing upon the participant’s retirement on or after age 65. The maximum benefit under the pension plan upon retirement would be $53,318 per year, payable at age 65 in accordance with IRS regulations. Participants also may elect to commence their pensions anytime on or after attaining age 55 if they retire prior to age 65, with an actuarial reduction to reflect the earlier commencement date, ranging from 54% at age 55 to no reduction at age 65. Except for Mr. Howell, all of our named executive officers are eligible to take this early retirement option. For additional information on the valuation assumptions with respect to pensions, refer to Note 12 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014.

Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(4)(5)

J. Patrick Gallagher, Jr.	Age 62 Plan	—	750,000	667,741	11,005,563	1,591,705
	Supplemental Plan	235,000	104,500	357,499	—	8,237,537

Douglas K. Howell	Age 62 Plan	—	400,000	167,234	—	5,059,493
	Supplemental Plan	645,796	59,500	187,114	921,249	4,860,640

James S. Gault	Age 62 Plan	—	400,000	415,524	6,926,784	848,909
	Supplemental Plan	80,000	67,000	34,458	—	2,538,879

James W. Durkin, Jr.	Age 62 Plan	—	350,000	223,560	17,912	6,710,625
	Supplemental Plan	145,000	59,500	199,876	—	2,880,241

Thomas J. Gallagher	Age 62 Plan	—	350,000	150,830	—	4,561,644
	Supplemental Plan	50,000	50,000	(27,317)	—	759,237

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for 2014. For Mr. Howell, the amount in this column also includes the value of restricted stock units vested in 2014, which he deferred until July 2015. For more information, see also footnote (2) to the 2014 Option Exercises and Stock Vested table.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column are not included in the Summary Compensation Table. These amounts represent the change in market value on deferred and matched amounts under the Supplemental Plan and on our contributions to the Age 62 Plan, based on the market-rate returns and dividend equivalents credited to participant accounts for the period January through December 2014. Participants are able to direct that their Supplemental Plan account balances be deemed invested in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock, and may change such elections on any regular business day. Awards under the Age 62 Plan are credited with returns of deemed investments elected by the participant, including a fund representing our common stock. All of our named executive officers have elected the fund representing our common stock.

(4)	Reflects distributions under the Age 62 Plan to Mr. Gallagher and Mr. Gault, each of whom reached age 62 during 2014. These distributions were made in the form of shares of Gallagher common stock, net of shares withheld to cover applicable taxes. Please see “Security Ownership by Certain Beneficial Owners and Management” beginning on page 32 for information regarding the number of shares beneficially owned by Mr. Gallagher and Mr. Gault reflecting the distribution of such shares. For Mr. Durkin, reflects an accelerated distribution to cover applicable taxes on a vested award. For Mr. Howell, reflects the distribution of compensation previously deferred under the Supplemental Plan until July 2014.

(5)	The Age 62 Plan amounts include amounts also reported as compensation in this and prior years’ Summary Compensation Tables, as follows: Mr. Pat Gallagher – $7,200,000; Mr. Howell – $3,250,000; Mr. Gault – $4,300,000; Mr. Durkin – $3,400,000; and Mr. Tom Gallagher – $650,000.

All amounts in this table pertain to the Supplemental Plan or the Age 62 Plan. The material terms of the Age 62 Plan are provided above on pages 14-15. Under the Supplemental Plan, which allows certain highly compensated employees to defer amounts on a before-tax basis, employees who have compensation greater than an amount set annually by the IRS may elect to defer up to 90% of their salary and up to 100% of their annual cash incentive payment (as of January 1, 2015, these limits were reduced to 80% of base salary and 80% of annual cash incentive). We match any deferrals of salary and annual cash incentive payments on a dollar-for-dollar basis up to the lesser of (i) the amount deferred or (ii) 5% of the employee’s regular earnings minus the maximum contribution that we could have matched under the 401(k) Plan. All such cash deferrals and company match amounts may be deemed invested, at the employee’s election, in a number of investment options that include various mutual funds, an annuity product and a fund representing our common stock. Such employees may also defer restricted stock unit and PUP awards (and, as of January 1, 2015, PSUs), but these deferrals are not subject to company matching. Amounts held in the Supplemental Plan accounts are payable as of the employee’s termination of employment, or such other time as the employee elects in advance of the deferral, subject to certain exceptions set forth in IRS regulations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change-in-Control Agreements

We provide our named executive officers with change-in-control agreements, which we believe are an important part of their overall compensation. In addition to helping secure their continued dedication to stockholder interests prior to or following a change in control, the Compensation Committee also believes these agreements are important for recruitment and retention, as all or nearly all of our competitors have similar agreements in place for their senior employees. In general, compensation levels under these agreements are separate and unrelated to named executive officers’ overall compensation decisions for a given year.

Double Trigger

Each named executive officer’s change-in-control agreement provides for payments if there is a “Termination” of the individual within 24 months after a “Change in Control” (commonly referred to in combination as a “double trigger”).

•	A “Change in Control” occurs (i) if a person or group is or becomes the beneficial owner, directly or indirectly, of our securities representing 50% or more of the voting power to elect directors, (ii) if there is a change in the composition of the Board such that within a period of two consecutive years, individuals who at the beginning of such two-year period constitute the Board and any new directors elected or nominated by at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board, or (iii) our stockholders approve the sale of all or substantially all of our assets or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event described in (i) or (ii) above. A substantially similar change-in-control definition is used under our equity plans, the Supplemental Plan, the Performance Unit Program and the Age 62 Plan.

•	A “Termination” means either (i) a termination of employment by us for any reason other than death, physical or mental incapacity or “cause” (defined as gross misconduct or willful and material breach of the change-in-control agreement) or (ii) resignation upon the occurrence of (1) a material change in the nature or scope of the individual’s authorities, powers, functions or duties, (2) a reduction in total compensation, (3) any relocation of the individual’s principal place of employment more than 35 miles from his or her location prior to the Change in Control, (4) a breach of the change-in-control agreement by us or (5) a good faith determination by the individual that as a result of the Change in Control, his or her position is materially affected.

Payments upon Double Trigger

Under the change-in-control agreements, each named executive officer subject to Termination within 24 months after a Change in Control is entitled to receive:

•	Severance – two-times salary and annual cash incentive. A lump sum severance payment equal to salary and annual cash incentive compensation payments for a 24-month period on the basis of a salary rate not less than his annual salary prior to the termination, or if greater, the salary at the time of the Change in Control and the annual cash incentive payment prior to termination or, if greater, the annual cash incentive payment prior to the Change in Control. The severance payment would be made in a lump sum not more than seven days after the date of termination.

•	No new excise tax gross-up payments. Our change-in-control agreements entered into prior to 2008 provide that the named executive officer would be eligible to receive an excise tax “gross-up” payment as defined in Sections 280G and 4999 of the Internal Revenue Code, relating to so-called “excess parachute payments.” However, our change-in-control agreements entered into after 2008 do not contain excise tax gross-ups, and it is our policy not to enter into new change-in-control agreements that contain excise tax gross-ups, or amend existing change-in-control agreements without removing these provisions.

•	Participation in benefit plans. The change-in-control agreements also provide for continued participation in welfare benefit plans, including medical, dental, life and disability insurance, on the same basis and at the same cost as prior to the Termination, for the shorter of a two-year period or until the individual becomes covered by a different plan with coverage or benefits equal to or greater than the plan provided by us. The agreements also provide for the payment of any unpaid salary and a lump sum cash payment for accumulated but unused vacation.

Other Termination and Change-in-Control Payments

The table below shows potential incremental payments, benefits and equity award accelerations upon termination of our named executive officers. The amounts are determined under existing agreements and plans for various termination scenarios. The amounts assume that the trigger events for all such payments occurred on December 31, 2014 and use the closing price of our common stock on that date of $47.08. The amounts in the table below do not include the amount of pension or deferred compensation our named executive officers would receive under each termination scenario because these amounts are reflected in the “Pension Benefits” and “Nonqualified Deferred Compensation” tables presented above.

•	Stock options. Our named executive officers are eligible to exercise their stock options upon termination of employment. If they are terminated for cause they are eligible to exercise all options that are vested at the time of termination. If they voluntarily resign or are terminated without cause and such named executive officer is under the age of 55, the named executive officer may exercise all options that have vested at the time of termination. If a named executive officer is 55 years of age or older (true for all but Mr. Howell), upon a voluntary resignation or termination without cause, (1) such officer immediately vests in all outstanding nonqualified stock options that were granted in 2006 or earlier and may exercise or retain such options through their original expiration date; (2) nonqualified stock options that were granted in 2013 or later are no longer subject to forfeiture if such departure from the company is at least two years from the date of grant, and such officer may exercise or retain such options in accordance with the original vesting schedule through their original expiration date; and (3) such officer may exercise or retain through their original expiration date all nonqualified stock options granted 2007 through 2012 that have vested as of the date of termination. If a named executive officer is terminated due to death or disability all options vest and they remain outstanding through their original expiration date. In the event of a change in control as defined in the relevant equity plan, all options vest immediately and may be exercised through their original expiration date.

•	Restricted stock awards. All of our named executive officers currently have outstanding restricted stock unit awards. To vest in these awards the named executive officer must be employed by us when the units vest. If a named executive officer is 55 years of age or older (true for all but Mr. Howell), upon a voluntary resignation or termination without cause, restricted stock units awarded in 2014 and 2013 are no longer subject to forfeiture if such departure from the company is at least two years from the date of grant, although vesting and distribution will still occur in accordance with the original schedule. If there is a change in control as defined in the relevant equity plan the awards immediately vest. If the named executive officer is terminated because of death or disability the awards immediately vest.

•	PUP / PSU awards. All of our named executive officers have outstanding performance units under our Performance Unit Program (PUP) and Performance Share Unit awards under the LTIP (PSUs). To receive payment under the PUP, the named executive officer must be employed by us at the time the units vest, except that the units vest and become immediately payable upon a change in control as defined in the plan. To vest in the PSUs, the named executive officer must be employed by us with the PSUs vest. If a named executive officer is 55 years of age or older (true for all but Mr. Howell), upon a voluntary resignation or termination without cause, PUP awards and PSUs awarded in 2014 and/or 2013 are no longer subject to forfeiture if such departure from the company is at least two years from the date of grant, although vesting and distribution will still occur in accordance with the original schedule.

•	Age 62 Plan. All of our named executive officers participate in the Age 62 Plan. Amounts in this plan vest on the earliest to occur of (1) the date the participant turns 62 (or the one-year anniversary of the date of grant for participants over 61), (2) death, (3) termination of employment because of disability, (4) termination in a manner that grants the person severance pay under our Severance Plan (filed as an exhibit to our Exchange Act filings) and (5) a change in control as defined in the plan. Accordingly, vesting would accelerate under all of the termination scenarios other than a voluntary resignation or a termination for cause.

•	Termination for Cause. Where applicable, termination “for cause” under our plans generally means a termination of employment based upon the good faith determination of the company that one or more of the following events has occurred: (i) the participant has committed a dishonest or fraudulent act to the material detriment of the company; (ii) the participant has been convicted (or pleaded guilty or nolo contendere) for a crime involving moral turpitude or for any felony; (iii) material and persistent insubordination on the part of the participant; (iv) the loss by the participant, for any reason, of any license or professional registration without the company’s written consent; (v) the diversion by the participant of any business or business opportunity of the company for the benefit of any party other than the company; (vi) material violation of the company’s Global Standards of Business Conduct by the participant; or (vii) the participant has engaged in illegal conduct, embezzlement or fraud with respect to the assets, business or affairs of the company.

•	No Liberal Change-in-Control Definitions. None of our plans has a “liberal” change-in-control definition (i.e., they do not provide for buyout thresholds lower than 50%, and a change in control is deemed to occur upon completion, rather than stockholder approval, of a transaction).

	Executive Benefits and Payments Upon Separation	Voluntary Resignation	Death or Disability	Termination with Cause	Termination without Cause	Change in Control	Termination without Cause or Resignation for Good Reason Following Change in Control

J. Patrick Gallagher, Jr.	Severance Pay	$—	$—	$—	$1,000,000	$—	$4,700,000
	Stock Options(1)	3,780,275	4,869,025	3,540,443	3,780,275	4,869,025	4,869,025
	Restricted Stock Units	—	976,689	—	—	976,689	976,689
	PSUs / PUP Awards	—	—	—	—	2,697,684	2,697,684
	Age 62 Plan(2)	899,834	1,591,705	899,834	1,591,705	1,591,705	1,591,705
	Benefit Plan Participation(3)	—	—	—	—	—	821,701
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$4,680,109	$7,437,419	$4,440,277	$6,371,980	$10,135,103	$15,656,804

Douglas K. Howell	Severance Pay	$—	$—	$—	$700,000	$—	$2,900,000
	Stock Options(1)	1,951,028	2,750,723	1,951,028	1,951,028	2,750,723	2,750,723
	Restricted Stock Units	—	1,275,119	—	—	1,275,119	1,275,119
	PSUs / PUP Awards	—	—	—	—	1,285,284	1,285,284
	Age 62 Plan	—	5,059,493	—	5,059,493	5,059,493	5,059,493
	Benefit Plan Participation(3)	—	—	—	—	—	184,209
	Excise Tax Gross-Up	—	—	—	—	2,914,395	4,723,543
	Total	$1,951,028	$9,085,335	$1,951,028	$7,710,521	$13,285,014	$18,178,371

James S. Gault	Severance Pay	$—	$—	$—	$800,000	$—	$3,200,000
	Stock Options(1)	1,368,632	1,815,997	1,299,227	1,368,632	1,815,997	1,815,997
	Restricted Stock Units	—	465,253	—	—	465,253	465,253
	PSUs / PUP Awards	—	—	—	—	1,080,486	1,080,486
	Age 62 Plan(2)	487,659	848,909	487,659	848,909	848,909	848,909
	Benefit Plan Participation(3)	—	—	—	—	—	529,176
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$1,856,291	$3,130,159	$1,786,886	$3,017,541	$4,210,645	$7,939,821

James W. Durkin, Jr.	Severance Pay	$—	$—	$—	$725,000	$—	$2,900,000
	Stock Options(1)	414,308	817,181	354,818	414,308	817,181	817,181
	Restricted Stock Units	—	421,829	—	—	421,829	421,829
	PSUs / PUP Awards	—	—	—	—	979,264	979,264
	Age 62 Plan(2)	6,350,243	6,710,625	6,350,243	6,710,625	6,710,625	6,710,625
	Benefit Plan Participation(3)	—	—	—	—	—	190,961
	Excise Tax Gross-Up	—	—	—	—	—	—
	Total	$6,764,551	$7,949,635	$6,705,061	$7,849,933	$8,928,899	$12,019,860

Thomas J. Gallagher	Severance Pay	$—	$—	$—	$700,000	$—	$2,800,000
	Stock Options(1)	895,592	1,354,896	846,017	895,592	1,354,896	1,354,896
	Restricted Stock Units	—	467,001	—	—	467,001	467,001
	PSUs / PUP Awards	—	—	—	—	725,032	725,032
	Age 62 Plan	—	4,561,644	—	4,561,644	4,561,644	4,561,644
	Benefit Plan Participation(3)	—	—	—	—	—	168,863
	Excise Tax Gross-Up	—	—	—	—	1,745,503	3,422,555
	Total	$895,592	$6,383,541	$846,017	$6,157,236	$8,854,076	$13,499,991

(1)	A substantial portion of the values shown represent fully vested amounts, which are disclosed above under “Outstanding Equity Awards at Fiscal Year-end.”

(2)	The participant has reached age 62, which means that substantially all award balances under the plan are vested.

(3)	Represents the lump sum present value of two years of benefits as described above under “Participation in benefit plans.”

BOARD OF DIRECTORS

Set forth below is a description of the background of each member of our Board of Directors standing for election at the Annual Meeting, including public and investment company directorships each member held during the past five years and the experience, qualifications, attributes or skills that led the Board to conclude that each such individual should be elected to serve as one of our directors at the Annual Meeting. Our Chairman of the Board, J. Patrick Gallagher, Jr., is the brother of Thomas J. Gallagher, one of our executive officers.

SHERRY S. BARRAT

MEMBER OF THE BOARD SINCE 2013

Sherry S. Barrat, 65, currently serves on the Compensation Committee. Ms. Barrat retired in 2012 as Vice Chairman of Northern Trust Corporation, a global financial holding company headquartered in Chicago, Illinois. She assumed the role of Vice Chairman in March 2011. From 2006 to 2011, Ms. Barrat served as Global President of Northern Trust’s personal financial services business, which provides asset management, fiduciary, estate and financial planning, and private banking services to individuals and families around the world. During her 22-year career at Northern Trust, Ms. Barrat served in various other leadership roles and as a member of the Northern Trust Management Committee. Since 1998, Ms. Barrat has served as a director of NextEra Energy, Inc., one of the largest publicly traded electric power companies in the United States, where she is currently chair of the Governance & Nominating Committee and a member of the Audit Committee. Since January 1, 2013, Ms. Barrat has also served as an independent trustee or director of certain Prudential Insurance mutual funds. Ms. Barrat’s extensive management, operational and financial experience, in particular her deep understanding of the financial services industry and the privacy and cybersecurity issues facing that industry, greatly enhances the Board’s decision making.

WILLIAM L. BAX

MEMBER OF THE BOARD SINCE 2006

William L. Bax, 71, currently serves as Chair of the Audit Committee. Mr. Bax was Managing Partner of the Chicago office of PricewaterhouseCoopers (PwC), an international accounting, auditing and consulting firm, from 1997 until his retirement in 2003, and a partner in the firm for 26 years. He currently serves as a director and audit committee chair of several affiliated mutual fund companies (Northern Funds and Northern Institutional Funds since 2005, and Northern Multi-Manager Funds since 2006). Mr. Bax previously served as a director of Sears Roebuck & Co., a publicly traded retail company, from 2003 to 2005, and Andrew Corporation, a publicly traded communications products company, from 2006 to 2007. During his 26 years as a partner and 6 years as head of PwC’s Chicago office, Mr. Bax gained extensive experience advising public companies regarding accounting and strategic issues. This experience, along with his tenure on the boards of public companies such as Sears and Andrew, strengthen the Board’s decision making. Mr. Bax’s long history advising public companies on accounting and disclosure issues enhances the Board’s ability to oversee our assessment and management of material risks. Additionally, Mr. Bax’s experience as a director of various mutual funds provides us with valuable insight into the perspectives and concerns of our institutional stockholders.

D. JOHN COLDMAN

MEMBER OF THE BOARD SINCE 2014

D. John Coldman, 67, currently serves on the Audit Committee. Mr. Coldman began his career working for WT Greig, a reinsurance broker. In 1988 he became Managing Director and in 1996 was appointed Chairman of The Benfield Group, the world’s leading independent reinsurance and risk intermediary at the time, until its acquisition by Aon Corporation in 2008. From 2001 to 2006, Mr. Coldman served as Deputy Chairman and a Member of Council of Lloyd’s of London. He has also been a past Chairman of Brit PLC, a publicly traded global specialty insurer and reinsurer, from 1996 to 2000, and Omega Insurance Holdings Limited, a publicly traded insurance and reinsurance group, from 2010 to 2012. Mr. Coldman served as the non-executive Chairman of Roodlane Medical Ltd., a non-publicly traded healthcare services provider, from 2007 to 2011. The Board greatly benefits from Mr. Coldman’s 45 years of insurance brokerage, management and financial services experience. In addition, Mr. Coldman’s international insurance industry knowledge, his experience within the Lloyd’s and London marketplaces, and his experience with public company matters and mergers and acquisitions all strengthen the Board’s decision making as we continue our international expansion.

FRANK E. ENGLISH, JR.

MEMBER OF THE BOARD SINCE 2009

Frank E. English, Jr., 69, currently serves on the Audit Committee. Mr. English also serves on the board of directors and audit committee of Tower International, Inc., a publicly traded global automotive components manufacturer, of which he has been a board member or board advisor since August 2010. Since June 2012, Mr. English has also served on the board of directors and the finance and strategy committee, and since 2013 on the compensation and governance committees, of CBOE Holdings, Inc., a publicly traded holding company for various securities exchanges, including the largest U.S. options exchange. Since April 2011,

Mr. English has been a Senior Advisor to W.W. Grainger, a publicly traded broad-based distributor of industrial maintenance, repair and operations supplies. From 1976 to 2009, Mr. English served in various senior roles at Morgan Stanley, most recently as Managing Director and Vice Chairman of Investment Banking. Following his retirement in 2009, Mr. English served as a Senior Advisor at Morgan Stanley & Co. until April 2011. The Board greatly benefits from Mr. English’s 35 years of investment banking expertise, particularly in the areas of capital planning, strategy development, financing and liquidity management.

J. PATRICK GALLAGHER, JR.

MEMBER OF THE BOARD SINCE 1986

J. Patrick Gallagher, Jr., 63, has served as Chairman of the Board since 2006. Mr. Gallagher has spent his entire career with Arthur J. Gallagher & Co. in a variety of management positions, starting as a Production Account Executive in 1974, then serving as Vice President–Operations from 1985 to 1990, as President and Chief Operating Officer from 1990 to 1995, and as President and CEO since 1995. In 2011, Mr. Gallagher joined the board of directors of InnerWorkings, Inc., a publicly traded global provider of managed print, packaging and promotional solutions, and was appointed to its compensation and nominating/governance committees. He also serves on the Board of Trustees of the American Institute for Chartered Property Casualty Underwriters and on the Board of Founding Directors of the International Insurance Foundation. Mr. Gallagher’s 41 years of experience with our company and 29 years of service on the Board provide him with a deep knowledge of our company and the insurance and insurance brokerage industries, as well as a depth of leadership experience. This depth of knowledge and experience greatly enhances the Board’s decision making and enables Mr. Gallagher to serve as a highly effective Chairman of the Board.

ELBERT O. HAND

MEMBER OF THE BOARD SINCE 2002

Elbert O. Hand, 75, currently serves as Chair of the Compensation Committee and as a member of the Nominating/Governance Committee. Mr. Hand was Chairman of the Board of Hartmarx Corporation, an apparel marketing and manufacturing company, from 1992 to 2004, and served as a member of Hartmarx’s board from 1984 to 2010. He served as Chief Executive Officer of Hartmarx from 1992 to 2002 and as President and Chief Operating Officer from 1987 to 1992. From 1982 to 1989, Mr. Hand also served as President and Chief Executive Officer of Hartmarx’s Men’s Apparel Group. Mr. Hand was a director of Austin Reed Group PLC, a U.K.-based apparel company, from 1995 to 2002, and served as an advisor to the board for a number of years after 2002. From January 2010 to February 2011, Mr. Hand served as a member of the board and non-executive Chairman of Environmental Solutions Worldwide, Inc., a publicly traded manufacturer and marketer of environmental control technologies. He has also served as a member of Northwestern University’s Kellogg Advisory Board. The Board benefits from Mr. Hand’s business acumen gleaned from three decades of leadership roles in the apparel marketing and manufacturing industry, including significant experience in sales and marketing. Mr. Hand’s long association with U.K. apparel company Austin Reed is valuable to the Board as we continue to expand our U.K. and other international operations.

DAVID S. JOHNSON

MEMBER OF THE BOARD SINCE 2003

David S. Johnson, 58, currently serves as Chair of the Nominating/Governance Committee and as a member of the Compensation Committee. Mr. Johnson has served as President and Chief Executive Officer of the Americas for Barry Callebaut AG, the world’s largest manufacturer of cocoa and chocolate products, since 2009. He is also a member of Barry Callebaut AG’s global executive committee. Mr. Johnson served as President and Chief Executive Officer, and as a member of the board, of Michael Foods, Inc., a food processor and distributor, from 2008 to 2009, and as Michael Foods’ President and Chief Operating Officer from 2007 to 2008. From 1986 to 2006, Mr. Johnson served in a variety of senior management roles at Kraft Foods Global, Inc., a global food and beverage company, most recently as President of Kraft Foods North America, and as a member of Kraft Foods’ Management Committee. Prior to that, he held senior positions in marketing, strategy, operations, procurement and general management at Kraft Foods. The Board benefits from Mr. Johnson’s business acumen gleaned from over three decades of leadership roles in the food and beverage industry. In particular, Mr. Johnson’s sales and marketing experience and his experience as a senior executive of global, multi-national businesses such as Barry Callebaut and Kraft are valuable to the Board as we continue to expand in the United States and abroad. In addition, his knowledge of corporate governance and executive compensation best practices as a member of Kraft’s Management Committee, as a board member of Michael Foods and as a member of Barry Callebaut AG’s global executive committee, strengthens the Board’s decision-making.

KAY W. MCCURDY

MEMBER OF THE BOARD SINCE 2005

Kay W. McCurdy, 64, currently serves on the Compensation and Nominating/Governance Committees. Since 1975, Ms. McCurdy has practiced corporate and finance law at the law firm of Locke Lord LLP, where she has been Of Counsel since 2012 and was previously a partner from 1983 to 2012. She served on the firm’s Executive Committee from 2004 to 2006. During her nearly four decades as a corporate and finance attorney, Ms. McCurdy represented numerous companies on a wide range of matters including financing transactions, mergers and acquisitions, securities offerings, executive compensation and corporate governance. Ms. McCurdy served as a director of Trek Bicycle Corporation, a leading bicycle manufacturer, from 1998 to 2007. In recognition of her ongoing commitment to director education and boardroom excellence, the National Association of Corporate Directors (NACD) named Ms. McCurdy a 2014 NACD Governance Fellow. Ms. McCurdy’s experience advising companies regarding legal, public disclosure, corporate governance, mergers and acquisitions and executive compensation issues provide her with a depth and breadth of expertise that enhances our ability to navigate legal and strategic issues and allows her to make valuable contributions to the Board.

NORMAN L. ROSENTHAL, PH.D.

MEMBER OF THE BOARD SINCE 2008

Norman L. Rosenthal, Ph.D., 63, currently serves on the Audit Committee. Since 1996, he has been President of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years practicing in the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, most recently as Managing Director. Dr. Rosenthal served on the boards of Aspen Insurance Holdings, Ltd., a publicly traded global property and casualty insurance and reinsurance company, from 2002 to 2009, Mutual Risk Management Ltd., a publicly traded off-shore provider of alternative commercial insurance and financial services, from 1997 to 2002, Vesta Insurance Group, Inc., a publicly traded group of insurance companies, from 1996 to 1999, and Alliant Insurance Group Inc., a private insurance brokerage and financial services company, from 2005 to 2007. He currently serves on the private company board of The Plymouth Rock Company, a group of auto and homeowners’ insurance companies. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. Dr. Rosenthal’s extensive experience in the insurance and finance industries is a valuable resource to us and greatly enriches the Board’s decision making. In addition, Dr. Rosenthal’s academic expertise in applied economics, combined with his decades of experience as a management consultant and director in the insurance sector, greatly enhances the Board’s ability to oversee our assessment and management of material risks.

Legal Proceedings Involving Directors and Executive Officers

As of the date of this proxy statement, there is no material proceeding to which any of our directors or executive officers, or any associate of any such director or executive officer, is a party or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been subject to any of the events described in Item 401(f) of Regulation S-K, as promulgated by the SEC, during the past ten years.

CORPORATE GOVERNANCE

We are committed to sound and effective corporate governance. To that end, the Board of Directors has adopted Governance Guidelines that set forth principles to assist the Board in determining director independence and other important corporate governance matters. Over the years we have taken steps to strengthen our corporate governance in various areas, including the following: all Board members other than our Chairman are independent; our directors are elected annually to a one-year term; we have majority voting for director elections; we do not have supermajority voting requirements in our certificate of incorporation; we do not have a poison pill; and we prohibit hedging and restrict pledging of company stock by directors and executive officers. The Board has also adopted Global Standards of Business Conduct (the Global Standards) that apply to all directors, executive officers and employees. The Global Standards, along with our Governance Guidelines and the charters of the Audit, Compensation and Nominating/Governance Committees, are available at www.ajg.com/ir, under the heading “Corporate Governance.” We will provide a copy of the Global Standards or Governance Guidelines without charge to any person who requests a copy by writing to our Secretary at The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. We intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, the Global Standards by posting such information on our website.

Board Committees

The Board currently has Audit, Compensation and Nominating/Governance Committees, all of the members of which are independent. The following table sets forth the members of, and the number of meetings held by, each committee during 2014:

Director	Audit	Compensation	Nominating/Governance
Sherry S. Barrat		X
William L. Bax	Chair
D. John Coldman(1).	X
Frank E. English, Jr.	X
J. Patrick Gallagher, Jr.
Elbert O. Hand		Chair	X
David S. Johnson		X	Chair
Kay W. McCurdy		X	X
Norman L. Rosenthal	X
Meetings Held in 2014	6	5	3

(1)	Mr. Coldman joined the Board on November 17, 2014.

Audit Committee. The Audit Committee’s responsibilities include general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm and is responsible for the appointment, retention, termination and compensation of the independent auditor. Each member of the Audit Committee meets the additional heightened independence and other requirements of the NYSE listing standards and SEC rules. The Board has determined that Mr. Bax qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee. The Compensation Committee’s responsibilities include reviewing compensation arrangements for our executive officers, including our CEO, administering our equity compensation and other benefit plans, and reviewing our overall compensation structure to avoid incentives that promote excessive risk-taking by executive officers and other employees. The Compensation Committee may, and in 2014 did, engage a compensation consultant to assist it in carrying out its duties and responsibilities, and has the sole authority to retain and terminate any compensation consultant, including sole authority to approve any consultant’s fees and other retention terms. For more information regarding the roles of our CEO and compensation consultant in setting compensation, please see page 8.

Nominating/Governance Committee. The Nominating/Governance Committee’s responsibilities include identifying qualified Board and Board committee candidates, recommending changes to the Board’s size and composition, determining outside director compensation, recommending director independence standards and governance guidelines, and reviewing and approving related party transactions.

Director Qualifications. When identifying director candidates, in addition to evaluating the candidates’ independence under applicable SEC rules and NYSE listing standards, the Nominating/Governance Committee considers other factors as it deems appropriate, including the candidate’s judgment, skill, integrity, diversity, and business or other experience. Directors should have experience in positions with a high degree of responsibility, be leaders in the organizations with which they are affiliated, be selected based on contributions they can make to the Board and management and be free from relationships or conflicts of interest that could interfere with the director’s duties to us and our stockholders. The Nominating/Governance Committee may consider candidates suggested by stockholders, management or members of the Board and may hire consultants or search firms to help identify and evaluate potential nominees for director. During 2014, the Committee retained Egon Zehnder, a third-party executive search firm, for this purpose. Egon Zehnder recommended Mr. Coldman as a prospective Board candidate. For more information regarding how stockholders can submit a proposed director nominee for consideration by the Nominating/Governance Committee, please see page 3.

Board Diversity. The Nominating/Governance Committee seeks Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating/Governance Committee implements this policy through discussions among committee members and assesses its effectiveness annually as part of the self-evaluation process of the Nominating/Governance Committee and the Board.

Board Leadership Structure

J. Patrick Gallagher, Jr. currently serves as Chairman of the Board and CEO. With the exception of the Chairman, all Board members are independent and actively oversee the activities of the Chairman and other members of the senior management team. At the end of each regularly scheduled meeting of the Board, the independent directors select an independent Lead Director who serves until the end of the next regularly scheduled meeting of the Board. The responsibilities of the Lead Director include acting as a liaison between the Chairman and the independent directors, coordinating with the Chairman regarding information sent to the Board, coordinating with the Chairman regarding Board meeting agendas and schedules, and being available for consultation and communication with stockholders as appropriate. In addition, the Lead Director is authorized to call and preside over executive sessions of the independent directors without the Chairman or other members of management present. The independent directors also meet regularly in executive sessions. An executive session is held in conjunction with each regularly scheduled Board meeting, and other executive sessions may be called by the Lead Director at his or her discretion or at the request of the Board. The committees of the Board also meet regularly in executive sessions without management. We believe that our Board leadership structure allows us to take advantage of Mr. Gallagher’s extensive experience and knowledge of our business, which enriches the Board’s decision making. Mr. Gallagher’s role as Chairman and CEO also enhances communication and coordination between management and the Board on critical issues.

Board’s Role in Risk Oversight

The Board is responsible for oversight and monitoring of our enterprise risk management program. In carrying out this critical responsibility, the Board has designated the Audit Committee with primary responsibility for overseeing enterprise risk management. The other committees of the Board also consider risks within their areas of responsibilities. The Nominating/Governance Committee reviews legal and regulatory compliance risks as they relate to corporate governance structure and processes, and the Compensation Committee reviews risks related to compensation matters. The Board receives periodic reports from each committee and from management on our major risks and steps undertaken to monitor and mitigate such risks.

The Audit Committee, at each of its regularly scheduled meetings, monitors management’s risk management function by discussing, among other things, guidelines and policies regarding risk assessment and risk management, our major financial risk exposures and steps taken by management to monitor and control such exposures. Our Global Chief Compliance Officer, who chairs an enterprise risk management committee including key members of management, attends each Audit Committee meeting and reports on significant risk and compliance issues. In addition, the Audit Committee oversees an internal audit department, the head of which reports directly to the Audit Committee (other than with respect to the department’s day-to-day operations). The internal audit department is independent from management and the Audit Committee defines its responsibilities. Among other things, the purpose of the department is to bring a systematic and disciplined approach to evaluating and improving the effectiveness of our risk management, control and governance processes. The internal audit department evaluates the effectiveness of our risk management processes, performs consulting and advisory services for us related to risk management, and reports significant risk exposures, including fraud risks, to the Audit Committee. The Audit Committee periodically reports to the full Board a summary of its activities and any key findings that arise from its risk oversight and monitoring functions.

The Compensation Committee reviews our overall compensation policies and practices to determine whether our program provides incentives for executive officers and other employees to take excessive risks. Based upon an analysis conducted by management and discussions between management and the Compensation Committee, the Compensation Committee has determined that our overall compensation policies and practices do not present risks that are likely to have a material adverse effect on us or our business. In reaching this determination, our Compensation Committee and management noted the following: (i) no single business unit bears a disproportionate share of our overall risk profile; (ii) no single business unit is significantly more profitable than the other business units; (iii) our compensation practices are substantially consistent across all business units both in the amount and types of compensation awarded; and (iv) substantially all of our revenue-producing employees are sales professionals whose compensation is tied to the amount of revenue received by the company. In addition, our annual cash incentive program targets payouts for our CEO at 150% of base salary, and for other executive officers at 100% of base salary, and caps payouts at 150% of target. We believe that our compensation practices help ensure that no single year’s results and no single corporate action has a disproportionate effect on executive officers’ annual compensation, and encourage steady and consistent long-term performance by our executive officers. In addition, our equity plans permit the use of a variety of equity and equity-based compensation awards including performance share units, stock options, restricted stock units, and deferred cash and equity awards, with multi-year vesting and overlapping maturity. Together with our executive stock ownership guidelines and our conservative approach to annual cash incentives, the Compensation Committee believes this mix of incentives encourages executive officers to achieve both short-term operating and long-term strategic objectives, including the long-term performance of our stock.

Other Board Matters

Independence. The Board has conducted its annual review of the independence of each director nominee under NYSE standards and the independence standards set forth in Appendix A of our Governance Guidelines (available on our website located at www.ajg.com/ir, under the heading “Corporate Governance”). Based upon its review, the Board has concluded in its business judgment that, with the exception of J. Patrick Gallagher, Jr., our Chairman and CEO, all of the director nominees are independent.

Attendance. The Board expects each director to attend and participate in all Board and applicable committee meetings. Each director is expected to prepare for meetings in advance and to dedicate the time necessary to discharge properly his or her responsibilities at each meeting and to ensure other commitments do not materially interfere with his or her service on the Board. During 2014, the Board met eight times. All of the nominees attended 75% or more of the aggregate meetings of the Board and the committees on which they served during 2014. We expect all Board members to attend our Annual Meeting. All of our Board members attended our Annual Meeting held on May 13, 2014.

Stockholder Communications with the Board. A stockholder or other party interested in communicating with the Board, any of its committees, the Chairman, the Lead Director, the non-management directors as a group or any director individually may do so by writing to their attention at our principal executive offices, Arthur J. Gallagher & Co., c/o Secretary, The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143-3141. These communications are distributed to the Board, Committee Chair, Chairman, Lead Director, non-management directors as a group, or individual director, as applicable.

DIRECTOR COMPENSATION

The Board sets the amount and form of director compensation based upon recommendations made by the Nominating/Governance Committee. Mr. Gallagher receives no additional compensation for his service as a director. A substantial portion of each non-employee director’s total annual compensation consists of equity grants, in the form of restricted stock units and/or stock options. Under our stock ownership guidelines, directors with at least five years of service are expected to own an amount of our common stock with a value equal to five times the cash portion of the annual director retainer. In 2014, the annual cash retainer was $90,000. Any shares pledged as collateral for a loan are not considered when determining whether directors have met their stock ownership guidelines. As of April 8, 2015, the record date, none of our directors had outstanding pledges of Gallagher stock.

On May 13, 2014, each non-employee director, other than Mr. Coldman, was granted restricted stock units with respect to 2,750 shares of common stock, which vest on the first anniversary of the date of grant (or immediately upon a director’s departure from the Board). Mr. Coldman, who joined our Board on November 17, 2014, was granted restricted stock units on February 10, 2015 with respect to 1,375 shares of common stock, subject to the same vesting conditions. Committee Chairs receive additional annual fees as follows: $20,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Nominating/Governance Committee. Directors are reimbursed for travel and accommodation expenses incurred in connection with attending Board and committee meetings.

Directors may elect to defer all or a portion of their annual cash retainer or restricted stock units under our Deferral Plan for Nonemployee Directors (Director Deferral Plan). Deferred cash retainers and restricted stock units are converted to notional stock units, which are credited with dividend equivalents when dividends are paid on our common stock. Deferred restricted stock units are distributed in the form of common stock, and deferred cash retainers and accrued dividend equivalents are distributed in cash, at a date specified by each director or upon such director’s departure from the Board.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Sherry S. Barrat	90,000	125,510	—	4,320	219,830

William L. Bax	108,750	125,510	—	3,870	238,130

D. John Coldman (1)	—	—	—	—	—

Frank E. English, Jr.	90,000	125,510	—	3,870	219,380

Elbert O. Hand	103,750	125,510	—	3,870	233,130

David S. Johnson	99,375	125,510	—	3,870	228,755

Kay W. McCurdy	90,000	125,510	—	3,870	219,380

Norman L Rosenthal	90,000	125,510	—	3,870	219,380

Total	671,875	878,570	—	27,540	1,577,985

(1)	Mr. Coldman joined the Board on November 17, 2014.

(2)	This column represents the full grant date fair value of restricted stock awards granted in 2014 in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that in accordance with SEC rules, any estimate for forfeitures is excluded from, and does not reduce, such amounts. For additional information on the valuation assumptions with respect to awards of restricted stock units, refer to Note 11 to our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2014. Other than Mr. Coldman, each director had 2,750 unvested restricted stock units outstanding as of December 31, 2014.

(3)	The directors did not receive stock option awards in 2014. The number of unexercised option awards (vested or unvested) outstanding as of December 31, 2014 for each director listed above was as follows: Ms. Barrat – 0; Mr. Bax – 0; Mr. English – 0; Mr. Hand – 0; Mr. Johnson – 18,750; Ms. McCurdy – 33,249; and Dr. Rosenthal – 18,750. Some of these options were previously issued under our 1989 Non-Employee Directors’ Stock Option Plan, which was replaced by the 2014 Long-Term Incentive Plan.

(4)	Includes the value of dividend equivalents credited on unvested restricted stock units during 2014 for each director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related party transactions approval policy

We have adopted written policies and procedures for the review and approval or ratification of any “related party transaction,” defined as any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% stockholders (or their immediate family members) or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% stockholder, each of whom is referred to as a “related person,” has a direct or indirect interest as set forth in Item 404 of Regulation S-K, as promulgated by the SEC. The policy provides that management must present to the Nominating/Governance Committee each related party transaction for the Committee’s review and approval (other than related party transactions involving director and executive officer compensation matters, certain ordinary course transactions, transactions involving competitive bids or rates fixed by law, and transactions involving services as a bank depository, transfer agent or similar services). The Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Global Standards of Business Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Committee, subject to ratification by the Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

Related party transactions

Since the beginning of fiscal 2014, we have engaged in the following related party transactions with immediate family members of some of our executive officers, in each case on terms commensurate with that of other employees with equivalent qualifications and responsibilities and holding similar positions:

•	A sister of Mr. Pat Gallagher is the head of a specialty sales unit within our brokerage segment, and received total compensation of $938,003 in 2014.

•	A brother-in-law of Mr. Pat Gallagher is a vice president of administration and development within our brokerage segment, and received total compensation of $1,319,645 in 2014.

•	A son of Mr. Pat Gallagher is a regional leader within our brokerage segment, and received total compensation of $826,902 in 2014.

•	Another son of Mr. Pat Gallagher is a producer within our brokerage segment, and received total compensation of $260,563 in 2014.

•	Another son of Mr. Pat Gallagher is a producer within our brokerage segment, and received total compensation of $214,723 in 2014.

•	A son of Mr. McGurn is a producer within our brokerage segment, and received total compensation of $168,885 in 2014.

•	A brother of Mr. Durkin is a divisional leader within our UK brokerage operation. He received salary, benefits and performance-based compensation of $783,884 (in addition to cost-of-living adjustments, tax gross-ups and other expenses related to working overseas totaling $834,567) in 2014. In addition, in 2008, he received two loans from the company totaling $325,000 and bearing annual interest at 3.2%, and in 2010, he received another loan from the company for $65,000 and bearing annual interest at 3.0%. These loans were made as part of our company relocation program. No principal or interest was paid on these loans during 2014, and during the year $16,250 of principal and $488 of interest was forgiven by the company (such amounts are included in his compensation figure above). As of December 31, 2014, no amount remained outstanding under these three loans.

Thomas J. Gallagher, one of our named executive officers, is a brother of our CEO. Because of his status as a named executive officer, his compensation arrangements with us are disclosed elsewhere in this proxy statement and do not require disclosure under this section.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below presents information concerning beneficial ownership of our common stock as of April 8, 2015 by: (i) each person we know to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our named executive officers, directors and director nominees; and (iii) all of our executive officers and directors as a group. The percentage calculations in this table are based on a total of 166,749,556 shares of our common stock outstanding as of the close of business on April 8, 2015. Unless otherwise indicated below, to our knowledge, the individuals and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. In addition, unless otherwise indicated, the address for all persons named below is c/o Arthur J Gallagher & Co., The Gallagher Centre, Two Pierce Place, Itasca, Illinois 60143.

			Common Stock Issuable Within 60 Days
Name	Shares of Common Stock(1)		Stock Options(2)	Restricted Stock Units(3)	Total Beneficial Ownership	Percent of Common Stock Outstanding
5% Stockholders
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	12,698,653		N/A	N/A	12,698,653	7.6%
The Vanguard Group(5) 100 Vanguard Blvd. Malvern, PA 19355	9,718,271		N/A	N/A	9,718,271	5.8%
M&G Investment Management Limited and M&G Global Dividend Fund(6) Governor’s House Laurence Pountney Hill London, England, EC4R 0HH	8,947,258		N/A	N/A	8,947,258	5.4%
NEOs, directors and nominees
J. Patrick Gallagher, Jr.	729,894	(7)	143,090	—	872,984	*
Douglas K. Howell	128,652	(8)	116,461	—	245,113	*
James S. Gault	178,356	(9)	42,996	—	221,352	*
James W. Durkin, Jr.	446,488	(10)	30,224	—	476,712	*
Thomas J. Gallagher	318,647	(11)	29,012	—	347,659	*
Sherry S. Barrat	3,505		—	2,750	6,255	*
William L. Bax	32,970		—	2,750	35,720	*
D. John Coldman	—		—	1,375	1,375	*
Frank E. English, Jr.	12,500		—	2,750	15,250	*
Elbert O. Hand	28,466		—	2,750	31,216	*
David S. Johnson	37,921		18,750	2,750	59,421	*
Kay W. McCurdy	25,745		33,249	2,750	61,744	*
Norman L. Rosenthal	19,325	(12)	9,375	2,750	31,450	*
All directors and executive officers as a group (18 people)	2,164,564		544,636	20,625	2,729,825	1.6%

*	Less than 1%

(1)	Includes “notional stock units” held under our Supplemental Plan (see page 21) for executive officers. Under this plan, some of our executive officers have deferred restricted stock units upon vesting or elected to invest other deferred amounts into a Gallagher common stock fund. These deferred notional stock units are included because the plan permits participants to elect to move in and out of the Gallagher common stock fund and, as a result, participants have investment power with respect to the underlying shares.

(2)	All non-employee director stock options are immediately exercisable upon a director’s departure from the Board under most circumstances, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers prior to 2007 are immediately exercisable upon the departure of an executive officer that has reached the age of 55, and therefore, for these officers (Messrs. Pat Gallagher, Gault, Durkin and Tom Gallagher), such options are included because they could depart the company at their discretion and acquire rights to the underlying stock within 60 days. Stock options granted to executive officers beginning in 2007 are forfeited upon an officer’s departure, and are included only to the extent exercisable within 60 days pursuant to their vesting schedules.

(3)	All non-employee director unvested restricted stock units vest immediately upon a director’s departure from the Board, and are included because a director could depart the Board at his or her discretion and acquire rights to the underlying stock within 60 days.

(4)	Share total obtained from a Schedule 13G filed on January 23, 2015 by BlackRock, Inc. BlackRock disclosed that it had sole voting power with respect to 12,072,610 of these shares and sole investment power with respect to the full number of shares disclosed.

(5)	Share total obtained from a Schedule 13G filed on February 10, 2015 by The Vanguard Group. Vanguard disclosed that it had sole voting power with respect to 108,339 of these shares, sole investment power with respect to 9,623,332 of these shares, and shared investment power with respect to 94,939 of these shares.

(6)	Share total obtained from a Schedule 13G filed on February 4, 2015 by M&G. M&G disclosed that the two entities each had shared voting and investment power with respect to the full number of shares disclosed.

(7)	Includes 122,126 net shares distributed in 2014 under the Age 62 Plan; 52,548 notional stock units (see footnote (1) above); 192,972 shares held in trust for the benefit of his children by his wife, Anne M. Gallagher, and another, as trustees, and over which he has shared voting and shared investment power; 122,229 shares held in a revocable trust of which his wife is the sole trustee and over which he has no voting or investment power; 150,000 shares held by Elm Court LLC, a limited liability company of which the voting LLC membership interests are owned by Mr. Gallagher and the non-voting LLC membership interests are owned by a grantor retained annuity trust of which Mr. Gallagher is the trustee; 1,279 shares held in an irrevocable trust of which he is the sole trustee; and 34,071 shares of vested phantom stock under the Age 62 Plan, over which he has no voting or investment power.

(8)	Includes 98,582 notional stock units (see footnote (1) above). Also includes 323 shares held by his wife, over which he has no voting or investment power and therefore disclaims beneficial ownership.

(9)	Includes 76,905 net shares distributed in 2014 under the Age 62 Plan; 48,708 shares held by his wife, over which he has shared voting power; and 18,172 shares of vested phantom stock under the Age 62 Plan, over which he has no voting or investment power.

(10)	Includes 8,889 notional stock units (see footnote (1) above), and 143,643 shares of vested phantom stock under the Age 62 Plan, over which he has no voting or investment power.

(11)	Includes 82,560 shares held in a grantor retained annuity trust of which he is the sole beneficiary; 55,280 shares held in trusts for the benefit of his children, of which his wife is the sole trustee, and over which he has no voting or investment power and disclaims beneficial ownership; 31,671 shares held by his wife, over which he has no voting or investment power; 10,234 shares held by children sharing his household; and 1,279 shares held in an irrevocable trust of which he is the sole trustee.

(12)	Includes 2,500 shares held in a joint brokerage account with Caryl G. Rosenthal and 2,000 shares held in a joint brokerage account with Marisa F. Rosenthal. Dr. Rosenthal has shared voting and investment power with respect to these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers, directors and 10% stockholders are required under the Exchange Act to file reports of ownership and changes in ownership with the SEC and the NYSE. Copies of these reports must also be furnished to us. Based on a review of copies of Forms 3, 4 and 5 furnished to us or filed with the SEC, or written representations that no additional reports were required, we believe that our executive officers, directors and 10% stockholders timely filed all reports required by Section  16(a) of the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014, regarding the number of shares of our common stock that may be issued under our equity compensation plans.

	(a)		(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,275,625	(1)	$35.42	(2)	9,557,897	(3)
Equity compensation plans not approved by security holders(4)	73,235	(5)	27.25	(2)	—
Total	9,348,860		35.41	(2)	9,557,897

(1)	This amount includes the following:

•	8,089,174 shares that may be issued in connection with outstanding stock options; and

•	1,186,451 unvested restricted stock units.

(2)	Indicates the weighted average exercise price of the outstanding stock options included in column (a).

(3)	This amount includes the following:

•	9,291,032 shares available under the 2014 Long-Term Incentive Plan; and

•	266,865 shares available under our Employee Stock Purchase Plan.

(4)	Set forth below are equity compensation plans not approved by stockholders, under which we have outstanding awards:

•	The Restricted Stock Plan. All of our directors, officers and employees were eligible to receive awards under the plan, which provided for the grant of contingent rights to receive shares of our common stock. Awards under the plan were granted at the discretion of the Compensation Committee. Each award granted under the plan represents the right of the holder of the award to receive shares of our common stock, cash or a combination of shares and cash, subject to the holder’s continued employment with us for a period of time after the grant date of the award. The Compensation Committee determined each recipient of an award under the plan, the number of shares of common stock subject to such an award and the period of continued employment required for the vesting of such award. The last year we made awards under this plan was 2009.

•	The United Kingdom Incentive Stock Option Plan (the UK Plan). The UK Plan, which became effective in 1986 and expired in 2008, allowed us to grant stock options eligible for beneficial tax treatment under U.K. law to officers and key employees resident in the United Kingdom. The Option Committee, and later the Compensation Committee, determined which employees received options, the number of options granted, and the terms and conditions of the options including exercise dates, limitations on exercise and price and payment terms, and any annual sale limitations with respect to shares acquired upon exercise of options.

•	The Wesfarmers Inducement Award Plan. In connection with the closing of our acquisition of Crombie/OAMPS in 2014, the Compensation Committee approved this plan so that we could grant one-time employment inducement awards of restricted stock units to three employees of the acquired businesses under NYSE Rule 303A.08. The Compensation Committee determined the amount of each award, along with vesting and other terms.

(5)	This amount includes the following:

•	9,494 shares that may be issued in connection with outstanding stock options under the UK Plan;

•	30,000 unvested restricted stock units under the Restricted Stock Plan; and

•	33,741 unvested restricted stock units under the Wesfarmers Inducement Award Plan.

AUDIT COMMITTEE REPORT

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, risk assessment and risk management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, Ernst & Young LLP, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with, and is responsible for the appointment, retention, termination and compensation of, Ernst & Young LLP. Ernst & Young LLP was our independent registered public accounting firm at the time of our initial public offering in 1984 and has continued in that role since. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as our independent registered public accounting firm is in the best interests of the company and its investors.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements, our accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP is responsible for auditing our consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of our internal controls over financial reporting. The Audit Committee monitors our financial reporting process and reports its findings to the Board.

The Audit Committee carried out its duties and responsibilities, including the following specific actions:

•	Reviewed and discussed with management and Ernst & Young LLP our audited consolidated financial statements as of and for the fiscal year ended December 31, 2014 and our internal control over financial reporting as of December 31, 2014;

•	Reviewed and discussed with Ernst & Young LLP all matters required to be discussed by the standards of the Public Company Accounting Oversight Board (PCAOB), including those described in Auditing Standard No. 16, Communications with Audit Committees; and

•	Obtained the written disclosures and letter from Ernst & Young LLP regarding its communications with the Audit Committee concerning Ernst & Young LLP’s independence as required by the applicable requirements of the PCAOB, including the requirements under PCAOB Rule 3526, and discussed with Ernst & Young LLP its independence.

Based on these reviews and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

AUDIT COMMITTEE

William L. Bax (Chair)

D. John Coldman

Frank E. English, Jr.

Norman L. Rosenthal

PROPOSALS REQUIRING A STOCKHOLDER VOTE

ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

Upon the recommendation of the Nominating/Governance Committee, the Board has nominated each of the nine individuals listed under “Board of Directors” beginning on page 25. Each of the nominees currently serves on the Board and has consented to serve for a new term if elected.

THE BOARD RECOMMENDS THAT YOU VOTE FOR

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee has considered the qualifications of Ernst & Young LLP and has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. The Board wishes to obtain stockholders’ ratification of the Audit Committee’s action in such appointment. A resolution ratifying the appointment will be offered at the Annual Meeting. If the selection of Ernst & Young LLP is not ratified, the Audit Committee will consider the outcome of this vote in its future deliberations regarding the selection of our independent registered public accounting firm.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended December 31, 2014 and 2013:

	2014	2013
Audit Fees	$5,252,000	$3,048,000
Audit-Related Fees	1,644,000	1,364,000
Tax Fees	5,031,000	3,023,000
All Other Fees	5,000	5,000
Totals	$11,932,000	$7,440,000

Fees for audit services include fees associated with the annual audit of our company and our subsidiaries and the effectiveness of internal control over financial reporting, the review of our quarterly reports on Form 10-Q and annual report on Form 10-K, and statutory audits required internationally. These fees were higher in 2014 due in large part to statutory audits related to acquired entities. Audit-related fees principally include due diligence in connection with acquisitions, audits in connection with our employee benefit plans, issuance of service auditor reports (SOC 1) related to operations at one of our subsidiaries and advisory work related to our compliance with foreign statutory requirements. Audit-related fees were higher in 2014 due in large part to the significant amount of due diligence related to our acquisitions of businesses outside the United States in 2014 (including the three largest in our history, Crombie/OAMPS, Noraxis Capital Corporation, and the Oval Group of Companies). Tax fees include tax compliance, tax advice and tax planning related to Federal, state and international tax matters, and were higher in 2014 due in part to increased activity related to our clean energy investments, as well as a higher overall level of activity related to state regulatory matters. All other fees principally include fees for access to an online accounting and tax information database.

All audit services, audit-related services, tax services and other services for fiscal years 2014 and 2013 were pre-approved by the Audit Committee. It is the policy of the Audit Committee to pre-approve the engagement of Ernst & Young LLP before we engage such firm to render audit or other permitted non-audit services. The Audit Committee has adopted procedures for pre-approving all audit and permitted non-audit services provided by Ernst & Young LLP. The Audit Committee annually pre-approves a list of specific services and categories of services, subject to a specified cost level. Part of this approval process includes making a determination as to whether permitted non-audit services are consistent with the SEC’s rules on auditor independence. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for the types of services that Ernst & Young LLP has historically been retained to perform related to integrated audit and other recurring services, subject to reporting any such approvals at the next Audit Committee meeting.

A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

THE BOARD AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

APPROVAL OF THE ARTHUR J. GALLAGHER & CO. EMPLOYEE STOCK PURCHASE PLAN

(Item 3 on the Proxy Card)

General

The Board of Directors recommends that stockholders approve the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (the ESPP). The ESPP was adopted by the Board of Directors on March 11, 2015, subject to stockholder approval within 12 months of such date. The Board of Directors and stockholders last approved an employee stock purchase plan in 2003, with 4,000,000 shares authorized under the plan. We anticipate that we will soon finish using these shares.

The purposes of the ESPP are to encourage and facilitate the purchase of shares of our common stock by our eligible employees and to provide an additional incentive to such employees to promote our best interests and to provide an additional opportunity to participate in our economic success.

Description of the ESPP

The following is a summary description of the ESPP. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Exhibit A and incorporated herein by reference.

The ESPP consists of a 423 Component, which is structured to be a qualified employee stock purchase plan under Section 423 of the Internal Revenue Code and is intended to be used for our employees in the U.S., and a Non-423 Component, which is intended to be used for our employees outside the U.S., where participation in the 423 Component is not advisable or practical. Except as specifically noted below, this summary discusses the terms of the 423 Component of the ESPP.

Shares Available. The maximum number of shares available for purchase under the ESPP will be 8,000,000, subject to adjustment in the event of certain changes to our capital structure. This represents fewer than 5% of our total outstanding shares.

Eligibility. Any of our employees is eligible to participate in the ESPP, provided that we may impose eligibility requirements to the extent permitted by applicable laws. No employee may be permitted to purchase shares under the 423 Component if such employee, immediately after the first day of a purchase period, would own 5% or more of the total combined voting power or value of all classes of our common stock.

Purchase of Shares. Unless we determine otherwise, shares will be offered under the ESPP through a series of successive purchase periods. Eligible employees may purchase shares of our common stock through payroll deductions during a purchase period. At the end of a purchase period, the accumulated funds in a participant’s account will be applied to the purchase of up to the maximum number of shares, at a price (designated by us) up to a 15% discount from the fair market value of our common stock on the last trading day of the purchase period, or if less, from the fair market value of our common stock on the first trading day of the purchase period. No participant will be permitted to purchase shares of our common stock in any calendar year under the ESPP (and all other “employee stock purchase plans” within the meaning of Section 423 of the Code) with an aggregate fair market value in excess of $25,000.

Non-423 Component. If we determine that the participation in the 423 Component for one or more otherwise eligible employees is not advisable or practical, we may provide for a purchase of shares by such eligible employees in a separate purchase period under the Non-423 Component with terms that do not comply with the requirements of Section 423 of the Code, and we may establish rules and regulations relating to the operation and administration of such purchase period under the Non-423 Component, subject to the terms and limitations set forth in the ESPP.

Amendment or Termination. We may at any time amend, suspend or terminate the ESPP in any respect, unless the amendment requires stockholder approval pursuant to Section 423, other applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following discussion summarizes general principles of U.S. federal income tax law applicable to the ESPP and the shares of our common stock acquired under the ESPP by a participant who is a U.S. taxpayer. The discussion is intended only as a summary and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to participants in the ESPP.

The U.S. federal income tax consequences for a participant will depend on whether he or she participates in the 423 Component or the Non-423 Component.

Section 423 Component. As a qualified “employee stock purchase plan” under Section 423 of the Code, participants may receive favorable tax treatment for purchases of shares of our common stock under the 423 Component of the ESPP. A participant will not recognize income with respect to purchases of shares of our common stock until he or she sells or otherwise disposes of the shares.

If a participant sells or otherwise disposes of the shares more than two years from the first day of the purchase period in which such shares were purchased, and the amount realized exceeds the purchase price, the participant will recognize ordinary compensation income equal to the lesser of (i) the excess of the fair market value of the shares as of the first day of the purchase period over the purchase price and (ii) the amount realized over the purchase price. If the amount realized exceeds the fair market value of the shares on the first day of the purchase period, such excess will be taxed as long-term capital gain. Under these circumstances, we will not receive a tax deduction for any compensation income recognized by the participant.

If a participant sells or otherwise disposes of shares prior to the end of the two-year period described above, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the shares as of the date of purchase over the purchase price, without regard to the amount realized upon such sale or disposition, and we will be entitled to a deduction for compensation expense equal to the ordinary income recognized by the participant. The amount of ordinary compensation income recognized is added to the basis of the shares for purposes of determining the further amount of gain or loss upon such disposition, and any further gain or loss will be long or short-term capital gain depending upon how long such shares were held from the date of purchase.

Non-Section 423 Component. Participants in the Non-423 Component will realize ordinary compensation income equal to the value of the shares on the date of purchase less the purchase price, and the participant will have a basis in the shares purchased equal to the value of the shares on the date of purchase. When a participant in the Non-423 Component sells or otherwise disposes of the shares from the Non-423 Component, he or she will recognize capital gain or loss equal to the difference between the sales proceeds received and the basis in such shares, which capital gain or loss will be long or short-term depending upon how long such shares were held from the date of purchase.

New Plan Benefits

The benefits that might be received by employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of our common stock in future offering periods. The approval of the ESPP requires the affirmative vote of the holders of a majority of the shares of our common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF

THE ARTHUR J. GALLAGHER & CO. EMPLOYEE STOCK PURCHASE PLAN

APPROVAL OF THE ARTHUR J. GALLAGHER & CO. SENIOR MANAGEMENT INCENTIVE PLAN INCLUDING APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE MEASURES

(Item 4 on the Proxy Card)

General

The Board of Directors recommends that stockholders approve the Arthur J. Gallagher & Co. Senior Management Incentive Plan (the SMIP). A previous SMIP was approved by stockholders at the 2010 Annual Meeting (the 2010 SMIP), with a term expiring on December 31, 2014. The SMIP was adopted by the Board of Directors on March 11, 2015, subject to stockholder approval at the Annual Meeting. The SMIP has been designed to allow for the use of the performance-based compensation exception to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code. The Board recommends that stockholders approve the material terms of the SMIP so that awards and payments made under the SMIP for 2015 and in future years may qualify for the performance-based exception, and not count towards the $1 million deduction limitation under Section 162(m).

The SMIP is substantially similar to the 2010 SMIP, but (a) the SMIP will allow for other objectively determinable adjustments to be made to one or more of the performance goals, in addition to the adjustments for certain changes in accounting and for certain extraordinary or other nonrecurring or unusual events permitted under the 2010 SMIP, (b) the SMIP limit is increased to $6,000,000 for the awards with respect to the performance of all or any portion of any fiscal year, and (c) the SMIP includes new provisions for the recoupment and clawback of awards under the SMIP in certain circumstances.

The purposes of the SMIP are to retain and motivate our officers and the officers of our subsidiaries by providing them with the opportunity to earn incentive payments or stock-based awards based upon the extent to which specific performance goals have been achieved or exceeded for specified periods. The Board continues to believe that awards made pursuant to the SMIP will provide us with certain advantages, including that such awards closely link compensation to objective measures of our performance and may increase the amount of compensation we can deduct for federal income tax purposes.

Description of the SMIP

The following is a summary description of the SMIP. This description is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Exhibit B and incorporated herein by reference.

Term and Eligibility. The term of the SMIP is January 1, 2015 to December 31, 2019, and all of our officers and the officers of our subsidiaries are eligible for selection by the Compensation Committee to participate during any given performance period.

Form of Awards. All payments under the SMIP will be made in cash or in stock under one of our incentive plans.

Administration. The Compensation Committee will interpret, construe and administer the SMIP. In particular, the Compensation Committee will determine which officers will participate during each performance period, applicable performance goals for each participant, whether goals have been attained, and whether incentive awards must or may be deferred by participants. Except with respect to awards payable to our CEO and officers with compensation likely to reach the $1 million deduction limit under Section 162(m) of the Internal Revenue Code, the Compensation Committee may delegate some or all of its authority under the SMIP to any executive officer.

Performance Goals. For each performance period, the Compensation Committee will establish one or more objective performance goals for each participant or for one or more groups of participants. Performance goals will be based exclusively on one or more of the following corporate-wide or subsidiary, division, operating unit or individual measures: (i) the attainment of a specified fair market value for shares of our common stock for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue, (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing.

Limits. The Compensation Committee will have the sole authority to determine the objective performance goals. Awards may be expressed as a gross dollar amount or as a percentage or multiple of the participant’s salary. The Compensation Committee has the authority to reduce the award or decide that no payment will be made. No participant may receive a payment under the SMIP with respect to the awards based on performance during a fiscal year of the Company (regardless of the year in which actually paid) in excess of $6,000,000, which maximum amount shall be proportionately adjusted with respect to awards based on performance periods that are more or less than a single entire fiscal year in duration.

Recoupment and Clawback. All awards granted under the SMIP are subject to recoupment or “clawback,” to the extent required by law, regulation, the terms of the SMIP or any policy of ours (including our existing compensation recovery policy), as well as in the event of a participant’s violation of certain restrictive covenants.

Amendment or Termination. The Board may amend or terminate the SMIP, as it deems advisable, subject to any requirement of stockholder approval required by law, rule or regulation.

New Plan Benefits

The actual amount of compensation that will be paid under the SMIP cannot be determined at this time.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF

THE ARTHUR J. GALLAGHER & CO. SENIOR MANAGEMENT INCENTIVE PLAN

INCLUDING THE MATERIAL TERMS OF THE PERFORMANCE MEASURES

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Item 5 on the Proxy Card)

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, to approve the compensation of our named executive officers, as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Our stockholders are given the opportunity to vote, on a non-binding, advisory basis, on say-on-pay proposals annually, with the next opportunity to vote on such a proposal being the 2016 Annual Meeting of Stockholders. The next vote on the frequency of the say-on-pay vote is scheduled to be held at the 2017 Annual Meeting of Stockholders.

Compensation Program

We believe that our compensation program for named executive officers is structured in the best manner possible to support our company and business objectives, as well as to support our culture and traditions developed over the past 80-plus years. We believe our program strikes the appropriate balance between using responsible, measured pay practices and effectively motivating our executives to dedicate themselves fully to value creation for our stockholders. Evidence of this balance includes the following:

•	We tie annual cash incentives to company and business unit performance and achievement of individual performance goals. Annual cash incentives are targeted at 150% of base salary for our CEO and 100% of base salary for our other named executive officers. Annual cash incentive awards may not exceed 150% of a named executive officer’s target award in any year.

•	Over half of the compensation of our named executive officers is provided through incentive plans or in accordance with performance goals approved by stockholders.

•	Performance share unit awards are earned based on our financial performance during the year of grant, and final payouts are in the form of shares of our common stock.

•	We do not have employment agreements or guaranteed bonuses with any of our named executive officers.

•	Our named executive officers receive minimal perquisites and no related tax gross ups.

•	Our change-in-control agreements contain a “double trigger.” While our change-in-control agreements prior to 2008 do provide excise tax gross ups, we eliminated this practice beginning in 2008. In addition, we adopted a policy that we will not amend any existing agreements without removing the excise tax gross-up.

•	We prohibit hedging and strongly discourage pledging of company stock by directors and executive officers.

•	We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity as a market check to ensure that our compensation program is consistent with prevailing market practices.

•	We have a “clawback” policy under which named executive officers may be required to return incentive compensation payments if our financial statements are restated.

Fiscal 2014 Compensation

We had strong financial performance in 2014, achieving year-over-year revenue6 growth of 29.9% (to $3.58 billion) and EBITAC7 growth of 30.4%, (to $688.3 million). Our acquisition program, a key aspect of our strategy, experienced excellent results. In 2014, we completed 60 acquisitions, including three of the largest in our history, with total annualized revenues of approximately $761 million. The largest of these was the Crombie/OAMPS acquisition, which significantly expanded our presence in Australia and New Zealand. Our existing operations also performed well. We achieved organic revenue growth8 of 5.5% in our combined brokerage and risk management segments and maintained our focus on improving quality and efficiency.

Our performance in 2014 carried forward our strong results in prior years. Over the past three years, we increased revenue and EBITAC by compound annual growth rates of 19.3% and 24.8%, respectively. These results have been reflected in our total shareholder return (including dividends), which grew at an effective annualized rate of 15.9% over the same three-year period.

Based on this excellent performance, as described in more detail in our Compensation Discussion and Analysis beginning on page 4, the Compensation Committee approved the following compensation actions for 2014:

•	Adjustment to CEO’s Annual Cash Incentive Award Opportunity. The Compensation Committee increased Mr. Gallagher’s target award opportunity under our annual cash incentive plan from 135% to 150% of base salary. The Compensation

6 See footnote 1.

7 Reconciliations of non-GAAP measures to the most closely comparable GAAP measures are presented in Exhibit C to this proxy statement.

Committee concluded this increase was appropriate based on our strong performance during the past three years, Mr. Gallagher’s achievement of individual performance goals during the same period, and the Committee’s determination that Mr. Gallagher’s total direct compensation opportunity was below that of similarly situated CEOs in our comparison groups (see page 10 for a discussion regarding the Committee’s decision). The Committee favored increasing Mr. Gallagher’s performance-based compensation opportunity, rather than base salary, for further alignment with stockholder interests.

•	Adjustment to CEO’s Mix of Long-Term Incentive Awards. The Compensation Committee changed Mr. Gallagher’s mix of long-term incentive awards to further align his interests with those of stockholders. Instead of a combination of restricted stock units, stock options and awards under our performance unit program, which pay out in cash, the Compensation Committee granted Mr. Gallagher a long-term incentive award equally weighted between performance share units, which pay out in shares, and stock options. See pages 13-14 for more information.

•	Annual Cash Incentive Compensation Payments. As a result of company and business unit financial performance and achievement of individual performance goals, performance-based cash incentive payments for the named executive officers were paid at maximum levels for fiscal 2014.

•	Performance Share Units. 100% of the performance share units provisionally awarded in 2014 were earned based on 2014 results, reflecting our strong performance during the year.

We encourage you to read our Compensation Discussion and Analysis beginning on page 4 and our Executive Compensation tables beginning on page 16.

Recommendation

The Board strongly endorses our compensation program for named executive officers and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the named executive officers of Arthur J. Gallagher & Co., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative in this proxy statement, is hereby APPROVED.

THE BOARD RECOMMENDS THAT YOU VOTE FOR

THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS AS SET FORTH IN THIS PROXY STATEMENT

By Order of the Board of Directors

WALTER D. BAY

SECRETARY

DATED: APRIL 16, 2015

EXHIBIT A

ARTHUR J. GALLAGHER & CO.

EMPLOYEE STOCK PURCHASE PLAN

Section 1. Purpose.

(a) The purpose of the Arthur J. Gallagher & Co. Employee Stock Purchase Plan (as amended from time to time and including both the 423 Component and Non-423 Component described below, the “Plan”) is to provide the employees of the Company and its Designated Subsidiaries and Designated Affiliates with an opportunity to purchase shares of Common Stock through accumulated Contributions.

(b) The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”). The Company intends to have the 423 Component qualify as an “employee stock purchase plan” under Section 423. The provisions of the 423 Component, accordingly, shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423. In addition, the Plan authorizes the grant of options under the Non-423 Component, which does not qualify as an “employee stock purchase plan” under Section 423; such options granted under the Non-423 Component shall be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component. Offerings intended to be made under the Non-423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

(c) If a Participant transfers employment from the Company or any Designated Subsidiary participating in the 423 Component to a Designated Affiliate participating in the Non-423 Component, he or she shall immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs shall be transferred to the Non-423 Component, and such Participant shall immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law or otherwise applicable for Participants in such Designated Affiliates. A Participant who transfers employment from a Designated Affiliate participating in the Non-423 Component to the Company or any Designated Subsidiary participating in the 423 Component shall remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Enrollment Date of the first Offering Period in which he or she participates following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the 423 Component and the Non-423 Component, consistent with the applicable requirements of Section 423.

Section 2. Definitions.

(a) “Administrator” means the Company or such committee or person to which or whom the Company has appointed to be the Administrator for Plan purposes.

(b) “Affiliate” means (i)any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii)any entity in which the Company has a significant equity interest, in either case as determined by the Administrator, whether now or hereafter existing (which, for avoidance of doubt, shall include any Subsidiary).

(c) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted and the applicable laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of the Company’s stock), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than pursuant to a merger or consolidation described in clause (1) or (2) of Section 2(e)(iii);

(ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board;

(iii) the Company’s stockholders approve a merger or consolidation of the Company with any other corporation, and such merger or consolidation is consummated, other than (1)a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (2)a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

(iv) the Company’s stockholders approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, and such sale or disposition is consummated.

For the avoidance of doubt, a transaction will not constitute a Change in Control if its sole purpose is either to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code will include the Treasury Regulations under such Section of the Code.

(g) “Committee” means the Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.

(h) “Common Stock” means the common stock, one dollar ($1.00) par value, of the Company.

(i) “Company” means Arthur J. Gallagher & Co., a Delaware corporation.

(j) “Compensation” for an Offering means the items of an Eligible Employee’s compensation that the Administrator, in its discretion, specifies as being included for such Offering, which may include (without limitation) regular base straight time gross earnings, commissions, sales rewards or other sales-related payments, and exclude any items of the Eligible Employee’s compensation that the Administrator, in its discretion, excludes for such Offering, which may include (without limitation) equity compensation and payments for incentive compensation, bonuses, overtime or any other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis for each Offering, establish a different definition of Compensation for a subsequent Offering Period. Further, the Administrator shall have discretion to determine the application of this definition to Participants outside the United States.

(k) “Contributions” means the payroll deductions, any other additional payments that the Administrator may permit to be made by a Participant and any alternative forms of contributions permitted under Section 6(f) to fund the exercise of options granted pursuant to the Plan.

(l) “Designated Affiliate” means any Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Non-423 Component.

(m) “Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the 423 Component.

(n) “Director” means a member of the Board.

(o) “Eligible Employee” means a person treated as an employee of the Company or a Designated Subsidiary or Designated Affiliate for purposes of Section 423. For purposes of the Plan, the employment relationship will be treated as continuing intact where a Participant transfers employment between the Company, Designated Subsidiaries and/or Designated Affiliates and while an individual is on sick leave or other leave of absence that the Employer approves or is legally protected under Applicable Laws. Where a period of leave of absence exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three months and one day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (on a uniform and nondiscriminatory basis or as otherwise permitted by Section 1.423-2 of the Treasury Regulations for options granted under the 423 Component) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (v) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act. Under the 423 Component, each exclusion shall be applied with respect to an Offering in a manner complying with Section 1.423-2 (e)(2)(ii) of the Treasury Regulations. A Participant shall be deemed to have ceased to be an Eligible Employee either upon an actual termination of employment or upon the corporation employing the Participant during an Offering Period ceasing to be an Affiliate of the Company, or if the Participant transfers to an Affiliate that is not a Designated Subsidiary or Designated Affiliate.

(p) “Employer” means the Designated Subsidiary or Designated Affiliate that is the employer of the applicable Eligible Employee in accordance with the definition in Section 2(o).

(q) “Enrollment Date” means the first Trading Day of each Offering Period.

(r) “Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

(s) “Exercise Date” means the last Trading Day of each Purchase Period.

(t) “Fair Market Value” of a share of Common Stock as of any date means the closing transaction price of a share of Common Stock as reported on the New York Stock Exchange on such date, or if there is no reported transactions on such date, on the next preceding date for which a transaction was reported.

(u) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.

(v) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company, a Designated Subsidiary or a Designated Affiliate shall be deemed a separate Offering (the terms of which Offering under the Non-423 Component need not be identical), even if the dates and other terms of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Section 1.423-2(a)(1) of the Treasury Regulations, the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Plan and an Offering together satisfy Section 1.423-2(a)(2) and Section 1.423-2(a)(3) of the Treasury Regulations.

(w) “Offering Periods” means the periods established in accordance with Section 4 during which an option granted pursuant to the Plan may be exercised on one or more Exercise Dates. The duration and timing of Offering Periods may be changed pursuant to Section 4 and Section 21.

(x) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(y) “Participant” means an Eligible Employee that participates in the Plan.

(z) “Purchase Account” of a Participant means the account created by the Company under the Plan for the Participant which is credited to reflect the amount of the Participant’s Contributions.

(aa) “Purchase Period” means a period of time within an Offering Period, as may be specified by the Administrator in accordance with Section 4, generally beginning on the Enrollment Date and ending on an Exercise Date. An Offering Period may consist of one or more Purchase Periods.

(bb) “Purchase Price” for an Offering Period means the purchase price designated by the Administrator for such Offering Period, which may be an amount equal to (i) 85% or more of the Fair Market Value of a share of Common Stock on the Enrollment Date, (ii) 85% or more of the Fair Market Value of a share of Common Stock on the Exercise Date, or (iii) the lower of an amount determined under (i) and an amount determined under (ii); provided however, that the Administrator may provide for a different Purchase Price for an Offering Period (subject to compliance with Section 423 and Applicable Laws) or pursuant to Section 21; provided further, in no event shall the Purchase Price be less than the par value of a share of Common Stock.

(cc) “Section 423” means Section 423 of the Code and the Treasury Regulations thereunder.

(dd) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424 (f) of the Code.

(ee) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

(ff) “Treasury Regulations” means the U.S. Treasury regulations issued by the Department of Treasury under the Code.

Section 3. Eligibility.

(a) General. Except as otherwise provided in this Section 3 and subject to the requirements of Section 5, any Eligible Employee on a given Enrollment Date shall be eligible to participate in the Plan.

(b) Non-U.S. Employees. Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) may be excluded from participation in the Plan or an Offering if the participation of such Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423. Further, in the case of the Non-423 Component, Eligible Employees may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employees is not advisable or practicable.

(c) Limitations. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee will be granted an option under the Plan (i)to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii)to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423) of the Company or any Parent or Subsidiary of the Company accrues at a rate, which exceeds $25,000 USD worth of stock (determined using the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423.

Section 4. Offering Periods. The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1, April 1, July 1 and October 1 of each year, and terminating, respectively, on the last Trading Day on or before March 31, June 30, September 30 and December 31 of each year, or on such other dates as the Administrator will determine. Unless and until the Administrator determines otherwise in its discretion, each Offering Period shall consist of one three-month Purchase Period, which shall run simultaneously with the Offering Period. The Administrator will have the authority to establish additional or alternative sequential or overlapping Offering Periods, a different duration for one or more Offerings or Offering Periods or different commencement or ending dates for such Offering Periods with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided, however, that no Offering Period may have a duration exceeding 27 months. In addition, to the extent that the Administrator establishes overlapping Offering Periods with more than one Purchase Period in each Offering Period, the Administrator will have the discretion to structure an Offering Period so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering Period is less than or equal to the Fair Market Value of the shares of Common Stock on the Enrollment Date, then (i) that Offering Period will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering Period will be automatically enrolled in a new Offering Period beginning on the first Trading Day of such new Purchase Period.

Section 5. Participation. An Eligible Employee may participate in the Plan by (i) submitting to the Company’s designated Human Resources representative, on or before a date determined by the Administrator prior to an applicable Enrollment Date, a properly completed subscription agreement authorizing Contributions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure determined by the Administrator, and in either case completing any other forms and following any procedures for enrollment in the Plan as may be established by the Administrator from time to time.

Section 6. Contributions.

(a) At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each pay day or other Contributions (to the extent permitted by the Administrator) made during the Offering Period in an amount not exceeding 15% of the Compensation which he or she receives on each pay day during the Offering Period, or such different maximum percentage as may be determined by the Administrator prior to any Offering Period; should a pay day occur on an Exercise Date, a Participant shall have the payroll deductions made on such day applied to his or her Purchase Account under the current Purchase Period, unless otherwise provided by the Administrator. The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10.

(b) Payroll deductions for a Participant will commence on the first pay day following the Enrollment Date and will end on the last pay day of the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10.

(c) All Contributions made for a Participant will be credited to his or her Purchase Account and payroll deductions will be made in whole percentages only. A Participant may not make any additional payments into his or her Purchase Account.

(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her Contributions during the Offering Period or Purchase Period by (i) properly completing and submitting to the Company’s designated Human Resources representative, on or before a date determined by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in Contribution rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of Contributions, the rate of his or her Contributions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 10). The Administrator may, in its sole discretion, limit the nature and/or number of Contribution rate changes that may be made by Participants during any Offering Period or Purchase Period, and may establish such other conditions or limitations as it deems appropriate for Plan administration. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as soon as administratively practicable after the date on which the change is made by the Participant. Notwithstanding the foregoing, unless and until otherwise determined by the Administrator, a Participant shall not be permitted to increase or decrease his or her rate of Contributions during an Offering Period, with the exception that a Participant may withdraw from the Plan and receive a refund of Contributions in accordance with Section 10.

(e) Notwithstanding the foregoing provisions of this Section 6, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c)(ii), a Participant’s Contributions may be decreased to 0% at any time during an Offering Period. Subject to Section 423(b)(8) of the Code and Section 3(c)(ii), Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Offering Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10.

(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash, check or other means instead of payroll deductions if payroll deductions are not permitted under applicable local law and, for any Offering under the 423 Component, the Administrator determines that cash contributions are permissible under Section 423.

Section 7. Grant of Option. On the Enrollment Date of each Offering Period, each Participant in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant’s Contributions accumulated prior to such Exercise Date and retained in the Participant’s Purchase Account as of the Exercise Date by the applicable Purchase Price; provided that in no event will a Participant be permitted to purchase during a Purchase Period if such purchase would allow the Participant to purchase Common Stock under the Plan and any other employee stock purchase plan of the Company or its Designated Subsidiaries which is qualified under Section 423, and which, when aggregated, would have a Fair Market Value (as determined on the Enrollment Date for the Purchase Period in which such right is granted) in excess of $25,000 or such other amount as may be specified under Section 423. The Administrator may, in its discretion and prior to the Enrollment Date of any Offering Period, (i) change the maximum number of shares of Common Stock that may be purchased by a Participant in such Offering Period or on any Exercise Date within an Offering Period, including the method for determining such maximum, or (ii) specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants in an Offering Period or on any Exercise Date within an Offering Period. Further, the Board may limit the number or value of the shares of Common Stock made available for purchase in a qualified period (e.g., 12-month period) by Participants in specified countries or working for specified Employers, if necessary to avoid securities law filings, achieve tax objectives or to meet other Company compliance objectives in particular locations outside the United States, provided that any such limitation is imposed under the Non-423 Component or, with respect to any Offering under the 423 Component, is imposed on an equal basis to all Participants under such Offering or as otherwise permitted in accordance with Section 423. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10. The option will expire on the last day of the Offering Period.

Section 8. Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her Purchase Account. Unless otherwise determined by the Administrator prior to the Enrollment Date of any Offering Period, fractional shares calculated up to five decimal places will be purchased. In the event that the Administrator determines not to allow the purchase of fractional shares, any Contributions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full share may be retained in the Participant’s Purchase Account for the subsequent Offering Period or Purchase Period, subject to earlier withdrawal by the Participant as provided in Section 10. Any other funds left over in a Participant’s Purchase Account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase shares of Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase shares of Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.

(c) At the time the option is exercised, in whole or in part, or at the time some or all of the shares of Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the shares of Common Stock (or any other time that a taxable event related to the Plan occurs), including, for the avoidance of doubt, any liability to pay an employer tax or social insurance contribution which has been shifted from the Company or any Employer to the Participant as a matter of law or contract. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of shares of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of shares of Common Stock or any other method of withholding the Company or the Employer deems appropriate.

Section 9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time, and/or may establish procedures to permit tracking of dispositions of shares.

Section 10. Withdrawal.

(a) A Participant may withdraw all but not less than all the Contributions credited to his or her Purchase Account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s designated Human Resources representative a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator. Further, unless otherwise determined by the Administrator, any Participant who elects to decrease the rate of his or her Contributions to 0% during an Offering Period shall be deemed to withdraw from participation in the Plan. The Administrator may impose, from time to time, a requirement that the applicable notice of withdrawal from the Plan be on file with the Company for a reasonable period prior to the effectiveness of the Participant’s withdrawal, subject to such prior period not exceeding 45 days after the giving of the notice. All of the Participant’s Contributions credited to his or her Purchase Account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.

(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

Section 11. Termination of Eligible Employee Status. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s Purchase Account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15, and such Participant’s option will be automatically terminated.

Section 12. Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by applicable law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall apply to all Participants in the relevant Offering except to the extent otherwise permitted by Treasury Regulation Section 1.423-2(f), or with respect to any Offering under the Non-423 Component, the payment of interest shall apply as determined by the Administrator.

Section 13. Stock.

(a) Basic Limitation. Subject to adjustment upon changes in capitalization of the Company as provided in Section 20, a maximum of 8,000,000 shares of Common Stock will be made available for sale under the Plan. All or any portion of such maximum number of shares may be issued under the Section 423 Component.

(b) Rights as an Unsecured Creditor. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of or broker selected by the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

(c) Source of Shares. Any shares of Common Stock issued upon exercise may consist, in whole or in part, of authorized and unissued shares, treasury shares, shares purchased in the open market (on an exchange or in negotiated transactions) or any combination thereof.

Section 14. Administration. The Plan will be administered by the Board or the Committee. Unless otherwise determined by the Board, in connection with the administration of the Plan, any of the Chief Executive Officer, President, Chief Financial Officer, Chief Accounting Officer, Secretary or Chief Human Resources Officer of the Company, by and behalf of the Company, shall have the authority (a) to negotiate, fix and vary the terms of, and to execute and deliver, contracts, agreements, assignments, concessions, licenses, options and all other similar instruments, (b) to engage any agents or contractors, including banks, stock brokers and attorneys, (c) to amend the Plan, and (d) to otherwise do all acts and things necessary or suitable in connection with the exercise of any of the aforementioned powers; provided, that no such authorization shall extend to any amendment of the Plan that increases the number of shares of Common Stock available for purchase under the Plan or otherwise requires stockholder approval under applicable tax or stock exchange rules. Notwithstanding the foregoing, the Board or the Compensation Committee of the Board shall administer the Plan to the extent necessary to comply with Applicable Laws.

Unless otherwise determined by the Board (within the constraints of Applicable Laws), the Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the

Plan, to determine which entities shall be Designated Subsidiaries or Designated Affiliates, to determine eligibility, to adjudicate all disputed claims filed under the Plan (including making factual determinations), to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period or Purchase Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed subscription agreements, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of shares of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan, including adopting amendments to the Plan and/or outstanding options as permitted by Section 21.

Further, the Administrator, or its delegate to the extent permitted by Applicable Laws, may adopt such rules, procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the United States, the terms of which rules, procedures and sub-plans may take precedence over other provisions of the Plan, with the exception of Section 13(a), but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423, any such sub-plan shall be considered part of the Non-423 Component, and rights granted thereunder shall not be required by the terms of the Plan to comply with Section 423. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, establishment of trusts to hold shares of Common Stock on behalf of employees or other escrow arrangements in relation to placing appropriate sale restrictions on shares of Common Stock, payment of interest, establishment of the exchange ratio applicable to Contributions withheld in a currency other than U.S. dollars, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by Section 1.423-2(f) of the Treasury Regulations, the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will be final and binding upon all parties.

Section 15. Death of Participant. In the event of the death of a Participant, any shares of Common Stock and cash, if any, from the Participant’s Purchase Account will be delivered to the executor, administrator or personal representative of the estate of the Participant, or such other individual as may be prescribed by applicable law.

Section 16. Transferability. Neither Contributions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10.

Section 17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings in which applicable local law requires that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party for Participants in non-U.S. jurisdictions. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.

Section 18. Reports. Individual Purchase Accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.

Section 19. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Company or a Subsidiary or Affiliate may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.

Section 20. Adjustments, Dissolution, Liquidation or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the shares of Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of shares of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Section 7.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

(c) Change in Control. In the event of a Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, then, in the sole discretion of the Administrator, either (i) all outstanding options will be cancelled by the Administrator as of a date prior to the effective date of the Change in Control and all Contributions shall be refunded to the Participants; or (ii) the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed Change in Control. The Administrator will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10.

Section 21. Amendment or Termination.

(a) The Administrator, in its sole discretion (except as provided in Section 14), may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ Purchase Accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws, as further set forth in Section 12) as soon as administratively practicable. In addition, an amendment to the Plan must be approved by the stockholders of the Company within 12 months of the adoption of such amendment if such amendment would authorize the sale of more shares than are then authorized for issuance under the Plan or would change the definition of the corporations that may be designated by the Administrator as participating companies under the Plan.

(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board ASC Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;

(ii) altering the Purchase Price for any Purchase Period or Offering Period including a Purchase Period or Offering Period underway at the time of the change in Purchase Price;

(iii) shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and

(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period. Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

(c) The Administrator may amend an outstanding option or grant a replacement option for an option previously granted under the Plan if, in the Administrator’s discretion, it determines that (i) the tax consequences of such option to the Company or the Participant differ from those consequences that were expected to occur on the date the option was granted, (ii) clarifications or interpretations of, or changes to, tax law or regulations permit options to be granted that have more favorable tax consequences than initially anticipated, or (iii) such amendment is necessary or advisable to comply with applicable local laws.

Section 22. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

Section 23. Notification of Disposition of Shares. As a condition of participation in the Plan, the Company requires Participants in an Offering under the 423 Component to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an option. The Company may further require that until such time as a Participant in an Offering under the 423 Component disposes of shares acquired upon exercise of an option, the Participant shall hold all such shares in the Participant’s name (or, if elected by the Participant, in the name of the Participant and his or her spouse but not in the name of any nominee) until the later of two years after the date of grant of such option or one year after the date of exercise of such option. The Company may direct that the certificates evidencing shares acquired by exercise of an option refer to such requirement to give prompt notice of disposition.

Section 24. Conditions upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance. The inability or impracticability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares under the Plan, or the approval of any securities exchange or market system upon which the shares of Common Stock may then be listed, if any, deemed by the Company’s legal counsel to be necessary to the issuance and sale of any shares under the Plan in compliance with the requirements of such securities exchange or market system, shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority or approval shall not have been obtained. As a condition to the exercise of an option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

Section 25. Section 409A. The Plan is exempt from the application of Section 409A of the Code and the Plan will be interpreted consistent with such intention. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and the Plan will be interpreted consistent with such intention. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A of the Code, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Administrator would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if an option to purchase shares of Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.

Section 26. Tax-Qualification. Although the Company may endeavor to (i) qualify an option for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment to Participants, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan, including Section 25. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

Section 27. Term of Plan. Subject to Section 28, the Plan will become effective upon its adoption by the Board, and will continue in effect until terminated under Section 21; provided, however, no Offering Period may commence until after the date that the Plan is approved by the stockholders pursuant to Section 28.

Section 28. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

Section 29. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its choice of law provisions.

Section 30. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.

Section 31. Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

EXHIBIT B

ARTHUR J. GALLAGHER & CO.

SENIOR MANAGEMENT INCENTIVE PLAN

I. PURPOSES

The purposes of the Arthur J. Gallagher & Co. Senior Management Incentive Plan (the “Plan”) are to retain and motivate the officers of Arthur J. Gallagher & Co. (the “Company”) and its subsidiaries who have been designated by the Compensation Committee (the “Committee”) to participate in the Plan for a specified Performance Period by providing them with the opportunity to earn incentive payments based upon the extent to which specified performance goals have been achieved or exceeded for an applicable Performance Period. It is intended that all amounts payable under the Plan to Participants who are “covered employees” within the meaning of Section 162(m) of the Code will constitute “qualified performance-based compensation” within the meaning of U.S. Treasury regulations promulgated thereunder, and the Plan and the terms of any awards hereunder shall be so interpreted and construed to the maximum extent possible.

II. CERTAIN DEFINITIONS

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee designated by the Board that satisfies any then applicable requirements of the New York Stock Exchange, or such other principal national stock exchange on which the common stock of the Company is then traded, to constitute a compensation committee, and which consists of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code.

“Company” shall mean Arthur J. Gallagher & Co., a Delaware corporation, and any successor thereto.

“Determination Period” shall mean, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earlier of (i) 90 days after the commencement of the Performance Period and (ii) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within a Determination Period may be taken at a later date if permissible under Section 162(m) of the Code or regulations promulgated thereunder, as they may be amended from time to time.

“Individual Award Opportunity” shall mean the potential of a Participant to receive an incentive payment based on the extent to which the applicable performance goals for a Performance Period shall have been satisfied. An Individual Award Opportunity may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan.

“Participant” shall mean an officer of the Company or any of its subsidiaries who is designated by the Company to participate in the Plan for a Performance Period, in accordance with Article III.

“Performance Period” shall mean any period commencing on or after January 1, 2015 for which performance goals are established pursuant to Article IV. A Performance Period may be coincident with one or more fiscal years of the Company or a portion of any fiscal year of the Company.

“Plan” shall mean the Arthur J. Gallagher & Co. Senior Management Incentive Plan, as set forth herein, as it may be amended from time to time.

III. ADMINISTRATION

3.1 General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe and administer the Plan and any Individual Award Opportunity granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2 Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a)	to designate within the Determination Period the Participants for a Performance Period;

(b)

to establish within the Determination Period the performance goals and other terms and conditions that are to apply to each Participant’s Individual Award Opportunity, including the extent to which any incentive payment shall be made to a

Participant in the event of (A) the Participant’s termination of employment with the Company due to disability, retirement, death or any other reason or (B) a change in control of the Company;

(c)	to determine in writing prior to the payment under any Incentive Award Opportunity that the performance goals for a Performance Period and other material terms applicable to the Incentive Award Opportunity have been satisfied;

(d)	subject to the requirements of Section 409A of the Code, to decide whether, and under what circumstances and subject to what terms, Incentive Award Opportunities are to be paid on a deferred basis, including whether such a deferred payment shall be made solely at the Committee’s discretion or whether a Participant may elect deferred payment; and

(e)	to adopt, revise, suspend, waive or repeal, when and as appropriate, in its sole and absolute discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3 Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the applicable Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for such Performance Period, (ii) establish performance goals and Individual Award Opportunities for such person, and (iii) certify the achievement of such performance goals.

IV. PERFORMANCE GOALS

4.1 Establishing Performance Goals. The Committee shall establish within the Determination Period of each Performance Period one or more objective performance goals for each Participant or for any group of Participants (or both), provided that the outcome of each goal is substantially uncertain at the time the Committee establishes such goal. Performance goals shall be based exclusively on one or more of the following objective corporate-wide or subsidiary, division, operating unit or individual measures, stated in either absolute terms or relative terms, such as rates of growth or improvement: (i) the attainment of a specified fair market value for shares of our common stock for a specified period of time, (ii) earnings per share, (iii) return to stockholders, (iv) return on assets, (v) return on equity, (vi) revenue, (vii) cash flow, (viii) operating expense reduction, (ix) return on investment, (x) return on capital, (xi) operating margin, (xii) net income, (xiii) earnings before interest, taxes, depreciation, amortization and/or change in estimated earnout payables or net earnings (either before or after interest, taxes, depreciation, amortization and/or change in estimated earnout payables), (xiv) operating earnings, (xv) net cash provided by operations, and (xvi) strategic business criteria, consisting of one or more objectives such as (A) geographic business expansion goals, (B) cost targets, (C) customer satisfaction ratings, (D) reductions in errors and omissions, (E) reductions in lost business, (F) management of employment practices and employee benefits, (G) supervision of litigation, (H) satisfactory audit scores, (I) productivity, (J) efficiency, and (K) goals relating to acquisitions or divestitures, or any combination of the foregoing. With respect to Participants who are not “covered employees” within the meaning of Section 162(m) of the Code and who, in the Committee’s judgment, are not likely to be a covered employees at any time during the applicable Performance Period, the performance goals established for the Performance Period may consist of any objective corporate-wide or subsidiary, division, operating unit or individual measures, whether or not listed herein. Performance goals shall be subject to such other special rules and conditions as the Committee may establish at any time within the Determination Period.

4.2 Impact of Extraordinary Items or Changes in Accounting. The measures utilized in establishing performance goals under the Plan for any given Performance Period shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited consolidated financial statements. In the sole discretion of the Committee, but subject to Section 162(m) of the Code, the Committee may provide that one or more objectively determinable adjustments shall be made to one or more of the performance goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles or applicable law; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under GAAP; (ix) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; or (xiv) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. Such determinations shall be made within the Determination Period or as otherwise required under Section 162(m) of the Code.

V. INCENTIVE AWARD OPPORTUNITIES

5.1 Terms. At the time performance goals are established for a Performance Period, the Committee also shall establish an Individual Award Opportunity for each Participant or group of Participants, which shall be based on the achievement of one or more specified targets of performance goals. The targets shall be expressed in terms of an objective formula or standard which may, at the discretion of the Committee, be based upon the Participant’s annual base salary or a multiple thereof. In all cases the Committee shall have the sole and absolute discretion to reduce the amount of any payment under any Incentive Award Opportunity that would otherwise be made to any Participant or to decide that no payment shall be made. No Participant shall receive a payment under the Plan with respect to the awards based on performance for a fiscal year of the Company (regardless of the year in which actually paid) in excess of $6,000,000, which maximum amount shall be proportionately adjusted with respect to awards based on Performance Periods that are more or less than a single entire fiscal year in duration.

5.2 Incentive Payments. Payments under Incentive Award Opportunities shall be in cash or shares under a stock incentive plan maintained by the Company, as determined by the Committee, and shall be made at the time determined by the Committee after the end of the Performance Period for which the Incentive Awards are payable, except that no such payment shall be made unless and until the Committee, based to the extent applicable on the Company’s audited consolidated financial statements for such Performance Period (as prepared and reviewed by the Company’s independent public accountants), has certified in writing the extent to which the applicable performance goals for such Performance Period have been satisfied.

VI. RESTRICTIVE COVENANTS

6.1 Restrictive Covenants; Clawback. If, at any time within two years after the payment of an Individual Award Opportunity, the Participant, in the sole determination of the management of the Company, engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (i) conduct related to his or her employment for which either criminal or civil penalties against him may be sought, (ii) violation of Company policies, including, without limitation, the Company’s Global Standards of Business Conduct and Insider Trading Policy, (iii) directly or indirectly, soliciting, placing, accepting, aiding, counseling or consulting in the renewal, discontinuance or replacement of any insurance or reinsurance by, or handling self-insurance programs, insurance claims or other insurance administrative functions (“insurance services”) for, any existing Company account or any actively solicited prospective account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding his or her termination or providing any employee benefit brokerage, consulting, or administration services, in the areas of group insurance, defined benefit and defined contribution pension plans, individual life, disability and capital accumulation products, investment advisory services and all other employee benefit areas (“benefit services”) the Company is involved with, for any existing Company account or any actively solicited prospective account of the Company for which the Participant performed any of the foregoing functions during the two-year period immediately preceding such termination or, if the Participant has not terminated employment, the date of the prohibited activity (the term Company account as used in this Section 6.1 shall be construed broadly to include all users of insurance services or benefit services including commercial and individual consumers, risk managers, carriers, agents and other insurance intermediaries), (iv) the rendering of services for any organization which is competitive with the Company, (v) employing or recruiting any current or former employee of the Company, (vi) disclosing or misusing any confidential information or material concerning the Company, or (vii) participating in a hostile takeover attempt of the Company, then such Individual Award Opportunity shall be forfeited effective as of the date on which the Participant enters into such activity, unless terminated sooner by operation of another term or condition of the Plan, and such Individual Award Opportunities shall be repaid by the Participant to the Company. For residents of the United Kingdom, if the conduct described above occurs during “garden leave,” 85% of awards paid in the 12-month period, and 60% of awards paid in the 24 months to 12 months, prior to the commencement of garden leave, shall be forfeited and repaid; and if such conduct occurs following termination of employment, then 75% of awards paid in the 12-month period, and 50% of awards paid in the 24 months to 12 months, prior to termination, shall be forfeited and repaid. Such repayment shall include interest measured from the first date the Participant engaged in any of the prohibited activities set forth above at the highest rate allowable under applicable law.

6.2 Injunctive Relief. By participating in the Plan, each Participant acknowledges that the Participant’s engaging in activities and behavior in violation of Section 6.1 will result in a loss to the Company which cannot reasonably or adequately be compensated in damages in an action at law, that a breach of Section 6.1 will result in irreparable and continuing harm to the Company and that therefore, in addition to and cumulative with any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of Section 6.1 by the Participant. By participating in the Plan each Participant acknowledges and agrees that the requirement in Section 6.1 that the Participant disgorge and pay over to the Company the payments of Individual Award Opportunities received by such Participant is not a provision for liquidated damages. The Participant agrees to pay any and all costs and expenses, including reasonable attorneys’ fees, incurred by the Company in enforcing any breach of any covenant in the Plan.

6.3 Consent to Deduction; Set-Off. To the extent permitted by Section 409A of the Code, by participating in the Plan, each Participant consents to deductions from any amounts the Company owes the Participant from time to time (including amounts owed as wages or other compensation, fringe benefits or vacation pay, as well as any other amounts owed to the Participant by the Company) to the extent of the amounts the Participant owes the Company under Section 6.1. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of setoff the full amount owed, calculated as set forth above, the Participant agrees to pay immediately the unpaid balance to the Company.

6.4 Compliance with Local Laws. The Committee shall have the right to provide for terms different from those set forth in this Article VI for certain Participants to the extent necessary or advisable, in the Committee’s discretion, for purposes of any local (including state and foreign) laws applicable to such Participants.

VII. GENERAL

7.1 Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the 2015 annual meeting of stockholders and, if approved by the affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at such meeting, shall become effective for Performance Periods beginning on and after January 1, 2015. This Plan shall terminate as of December 31, 2019, unless terminated earlier by the Board. In the event that this Plan is not approved by the stockholders of the Company, this Plan shall be null and void.

7.2 Amendment or Termination of Plan. The Board may amend or terminate this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) of the Code.

7.3 Non-Transferability of Awards. No award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

7.4 Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to an award made hereunder, payment by the Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

7.5 No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

7.6 Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

7.7 Recovery Policy. Notwithstanding any other provisions in the Plan, any Individual Award Opportunity which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any recoupment policy adopted by the Company, including a policy adopted by the Company in response to any such law, government regulation or stock exchange listing requirement).

7.8 Governing Law. This Plan and each award hereunder, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.9 Other Plans. Neither the adoption of the Plan nor the submission of the Plan to the Company’s stockholders for their approval shall be construed as limiting the power of the Board or the Committee to adopt such other incentive arrangements as it may otherwise deem appropriate.

7.10 Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 7.2.

EXHIBIT C

RECONCILIATION OF NON-GAAP MEASURES

In this proxy statement, we provide information regarding EBITAC, adjusted EBITDAC margin, adjusted compensation expense ratio, adjusted operating expense ratio, adjusted net earnings (relating only to our clean energy investments) and organic revenue measures. These measures are not in accordance with, or an alternative to, the GAAP information provided in this proxy statement. We believe that these presentations provide useful information to investors regarding financial and business trends relating to our results of operations and financial condition. Our industry peers may provide similar supplemental non-GAAP information related to organic revenues and EBITDAC, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information we provide should be used in addition to, but not as a substitute for, the GAAP information provided in this proxy statement. Certain reclassifications have been made to the prior year amounts in order to conform them to the current year presentation.

Adjusted presentation - We believe that the adjusted financial information presented herein provides stockholders and other interested persons with useful information regarding certain financial metrics that may assist such persons in analyzing our operating results as they develop a future earnings outlook for us. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period.

•	Adjusted revenues and expenses - We define these measures as revenues, compensation expense and operating expense, respectively, each adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, claim portfolio transfer and South Australia ramp up fees/costs, New South Wales client run-off costs, workforce related charges, lease termination related charges, acquisition related adjustments and the impact of foreign currency translation, as applicable. Integration costs include costs related to transactions not expected to occur on an ongoing basis in the future once we fully assimilate the applicable acquisition. These costs are typically associated with redundant workforce, extra lease space, duplicate services and external costs incurred to assimilate the acquisition with our IT related systems.

•	Adjusted ratios - Adjusted compensation expense ratio and adjusted operating expense ratio are defined as adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Earnings Measures - We believe that EBITAC and adjusted EBITDAC margin each provide a meaningful representation of our operating performance. We consider EBITAC as a way to measure financial performance on an ongoing basis. Adjusted EBITDAC margin is presented to improve the comparability of our results between periods by eliminating the impact of items that have a high degree of variability.

•	EBITAC - We define this measure as net earnings before interest, income taxes, amortization and the change in estimated acquisition earnout payables.

•	EBITDAC - We define this measure as net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables.

•	Adjusted EBITDAC - We define this measure as EBITDAC adjusted to exclude net gains realized from sales of books of business, acquisition integration costs, workforce related charges, lease termination related charges, claim portfolio transfer and South Australia ramp up fees/costs, New South Wales client run-off costs, acquisition related adjustments and the period-over-period impact of foreign currency translation, as applicable.

•	Adjusted EBITDAC margin - We define this measure as adjusted EBITDAC divided by total adjusted revenues (see table below).

•	Adjusted net earnings - We use this measure only with respect to our clean energy investments and define it as net earnings adjusted to exclude non-cash after-tax gains of $14.1 million and $5.8 million from re-consolidation accounting gains related to clean-energy investments recorded in first quarters of 2014 and 2013, respectively.

Organic Revenues - For the Brokerage segment, organic change in base commission and fee revenues excludes the first twelve months of net commission and fee revenues generated from acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of our business in both the current and prior year. In addition, change in organic growth excludes the impact of foreign currency translation. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same prior year periods. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of fee revenues generated from acquisitions accounted for as purchases and the fee revenues related to operations disposed of in each year presented. In addition, change in organic growth excludes the impact of fees from acquisitions, South Australia ramp-up fees, New Zealand earthquake claims administration and the period-over-period impact of foreign currency translation to improve the comparability of our results between periods by eliminating the impact of the items that have a high degree of variability or are due to the limited-time nature of these revenue sources.

These revenue items are excluded from organic revenues in order to determine a comparable measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current fiscal year and beyond. We have historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of our brokerage and risk management segments.

All figures are unaudited and in millions except percentages

EBITAC

Brokerage and Risk Management	2014	2013	2012	2011	2010
Earnings from continuing operations	$305.0	$251.0	$198.3	$173.5	$166.8
Provision for income taxes	176.3	150.1	128.9	107.7	108.0
Amortization	189.5	125.2	99.0	79.3	60.8
Change in estimated acquisition earnout payables	17.5	1.7	3.4	(6.2)	(2.6)
EBITAC	$688.3	$528.0	$429.6	$354.3	$333.0
EBITAC growth	30.4%	22.9%	21.2%	6.4%	7.4%

EBITDAC

EBITDAC – Brokerage	2014	2013
Net earnings	$263.8	$204.8
Provision for income taxes	151.8	122.8
Depreciation	44.7	31.1
Amortization	186.7	122.7
Change in estimated acquisition earnout payables	17.5	2.6
EBITDAC	$664.5	$484.0

EBITDAC – Risk Management	2014	2013
Net earnings	$41.2	$46.2
Provision for income taxes	24.5	27.3
Depreciation	20.9	19.4
Amortization	2.8	2.5
Change in estimated acquisition estimated payables	—	(0.9)
EBITDAC	$89.4	$94.5

EBITDAC – Brokerage and Risk Management	2014	2013
Net earnings	$305.0	$251.0
Provision for income taxes	176.3	150.1
Depreciation	65.6	50.5
Amortization	189.5	125.2
Change in estimated acquisition estimated payables	17.5	1.7
EBITDAC	$753.9	$578.5

ADJUSTED EBITDAC MARGIN AND ADJUSTED REVENUES

ADJUSTED EBITDAC	2014	2013
Brokerage – EBITDAC	$664.5	$484.0
Gains on book sales	(7.3)	(5.2)
Acquisition integration	67.1	24.1
Workforce and lease termination	8.0	7.8
Acquisition related adjustments	1.1	—
Levelized foreign currency translation	—	(0.2)
Brokerage – Adjusted EBITDAC	$733.4	$510.5
Risk Management – EBITDAC	$89.4	$94.5
New South Wales client run-off	12.9	—
Workforce and lease termination	0.8	1.7
Claim portfolio transfer and South Australia ramp up	6.4	(0.1)
Levelized foreign currency translation	—	(1.6)
Risk Management – Adjusted EBITDAC	109.5	94.5
Brokerage and Risk Management – Adjusted EBITDAC	$842.9	$605.0
Brokerage and Risk Management – Adjusted EBITDAC Margin	23.6%	22.0%

ADJUSTED REVENUES	2014	2013
Brokerage – Reported Revenues	$2,914.3	$2,144.3
Gains on book sales	(7.3)	(5.2)
Levelized foreign currency translation	—	10.8
Brokerage – Adjusted Revenues	$2,907.0	$2,149.9
Risk Management – Reported Revenues	$664.3	$611.0
Claim portfolio transfer and South Australia ramp up	—	(1.4)
Levelized foreign currency translation	—	(5.5)
Risk Management – Adjusted Revenues	$664.3	$604.1
Brokerage and Risk Management – Adjusted Revenues	$3,571.3	$2,754.0

ORGANIC REVENUE GROWTH

Brokerage – Organic Revenue Growth	2014	2013
Commissions and Fees
Commission revenues as reported	$2,083.0	$1,553.1
Fee revenues as reported	595.0	450.5
Less commission and fee revenues from acquisitions	(595.2)	—
Less disposed of operations	—	(8.5)
Levelized foreign currency translation	—	9.7
Organic base commission and fee revenues	$2,082.8	$2,004.8
Organic change in base commission and fee revenues	3.9%
Supplemental Commissions
Supplemental commissions as reported	$104.0	$77.3
Less supplemental commissions from acquisitions	(25.2)	—
Organic supplemental commissions	$78.8	$77.3
Organic change in supplemental commissions	1.9%
Contingent Commissions
Contingent commissions as reported	$84.7	$52.1
Less contingent commissions from acquisitions	(19.9)	—
Organic contingent commissions	$64.8	$52.1
Organic change in contingent commissions	24.4%
Combination Calculations
Organic change in commissions and fees and supplemental commissions	4.3%

Risk Management – Organic Revenue Growth	2014	2013
Fees	$644.6	$589.0
International performance bonus fees	18.7	20.0
Fees as reported	663.3	609.0
Less fees from acquisitions	(4.1)	—
Less South Australia ramp up fees	—	(1.4)
New Zealand earthquake claims administration	—	(0.1)
Levelized foreign currency translation	—	(5.3)
Organic fees	$659.2	$602.2
Organic change in fees	9.5%

Combined Brokerage and Risk Management – Organic Revenue Growth	2014	2013
Combined organic commissions and fees	$2,885.6	$2,736.4
Organic change in commissions and fees	5.5%

ADJUSTED COMPENSATION EXPENSE RATIO

Brokerage – Adjusted Compensation Expense	2014	2013
Reported compensation expense	$1,715.7	$1,290.4
Acquisition integration	(45.3)	(10.9)
Workforce and lease termination related charges	(7.4)	(7.7)
Acquisition related adjustments	(1.1)	—
Levelized foreign currency translation	—	8.6
Adjusted compensation expense	$1,661.9	$1,280.4
Adjusted revenues	$2,907.0	$2,149.9
Adjusted compensation expense ratio	57.2%	59.56%

Risk Management – Adjusted Compensation Expense	2014	2013
Reported compensation expense	$401.6	$370.5
New South Wales client run-off	(1.7)	—
Claim portfolio transfer ramp up costs	(3.6)	(1.2)
Workforce and lease termination related charges	(0.6)	(1.7)
Levelized foreign currency translation	—	(3.2)
Adjusted compensation expense	$395.7	$364.4
Adjusted revenues	$664.3	$604.1
Adjusted compensation expense ratio	59.6%	60.3%

Brokerage and Risk Management Combined	2014	2013
Adjusted compensation expense	$2,057.6	$1,644.8
Adjusted revenues	3,571.3	2,754.0
Adjusted compensation expense ratio	57.6%	59.7%

ADJUSTED OPERATING EXPENSE RATIO

Brokerage – Adjusted Operating Expense	2014	2013
Reported operating expense	$534.1	$369.9
Acquisition integration	(21.8)	(13.2)
Workforce and lease termination related charges	(0.6)	(0.1)
Levelized foreign currency translation	—	2.4
Adjusted operating expense	$511.7	$359.0
Adjusted revenues	$2,907.0	$2,149.9
Adjusted operating expense ratio	17.6%	16.7%

Risk Management – Adjusted Operating Expense	2014	2013
Reported operating expense	$173.3	$146.0
New South Wales client run off	(11.2)	—
Claim portfolio transfer and South Australia ramp up costs	(2.8)	(0.1)
Workforce and lease termination related charges	(0.2)	—
Levelized foreign currency translation	—	(0.7)
Adjusted operating expense	$159.1	$145.2
Adjusted revenues	$664.3	$604.1
Adjusted operating expense ratio	24.0%	24.0%

Brokerage and Risk Management Combined	2014	2013
Adjusted compensation expense	$670.8	$504.2
Adjusted revenues	$3,571.3	$2,754.0
Adjusted compensation expense ratio	18.8%	18.3%

ARTHUR J. GALLAGHER & CO.

THE GALLAGHER CENTRE

TWO PIERCE PLACE

ITASCA, IL 60143-3141

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ARTHUR J. GALLAGHER & CO.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors		For	Against	Abstain
	1a.	Sherry S. Barrat	☐	☐	☐
	1b.	William L. Bax	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.		For	Against	Abstain
	1c.	D. John Coldman	☐	☐	☐	2.	Ratification of the Appointment of Ernst & Young LLP as our Independent Auditor	☐	☐	☐
	1d.	Frank E. English, Jr.	☐	☐	☐
						3.	Approval of the Arthur J. Gallagher & Co. Employee Stock Purchase Plan	☐	☐	☐
	1e.	J. Patrick Gallagher, Jr.	☐	☐	☐
						4.	Approval of the Arthur J. Gallagher & Co. Senior Management Incentive Plan	☐	☐	☐
	1f.	Elbert O. Hand	☐	☐	☐
						5.	Approval of the Compensation of our Named Executive Officers	☐	☐	☐
	1g.	David S. Johnson	☐	☐	☐
	1h.	Kay W. McCurdy	☐	☐	☐
	1i.	Norman L. Rosenthal	☐	☐	☐

			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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M88727-P60670

ARTHUR J. GALLAGHER & CO.

Annual Meeting of Stockholders

June 1, 2015 3:00 PM, BST

This proxy is solicited by the Board of Directors

The undersigned hereby appoints J. Patrick Gallagher, Jr. and Walter D. Bay, each of whom is an officer of Arthur J. Gallagher & Co., or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ARTHUR J. GALLAGHER & CO. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, BST on June 1, 2015, at Arthur J. Gallagher & Co., The Walbrook Building, 25 Walbrook Place, London EC4N 8AW, England, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side